UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 22, 2002 (June 25, 2002)

CONEXANT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-1799439
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4311 Jamboree Road
Newport Beach, California 92660-3095
(Address of principal executive offices) (Zip code)

(949) 483-4600
(Registrant’s telephone number, including area code)

Explanatory Note: This Current Report on Form 8-K provides, under the captions “Selected Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Financial Statements and Supplementary Data”, consolidated financial statements and other related financial information of Conexant Systems, Inc. (the Company) for the three years ended September 30, 2001, restated to present as discontinued operations the Company’s wireless communications business and Mexicali operations, which were divested on June 25, 2002. This Current Report on Form 8-K should be read together with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002.

CAUTIONARY STATEMENT

This Current Report on Form 8-K contains statements relating to future results of Conexant Systems, Inc. (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the “safe harbor” created by those sections. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the cyclical nature of the semiconductor industry and the markets addressed by our products and our customers’ products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the successful integration of acquisitions; the availability of manufacturing capacity and raw materials; pricing pressures and other competitive factors; changes in our product mix; fluctuations in manufacturing yields; product obsolescence; our ability to develop and implement new technologies and to obtain protection of the related intellectual property; the successful implementation of our expense reduction and restructuring initiatives; the successful separation of our Broadband Communications and Mindspeed Technologies™ businesses; our ability to attract and retain qualified personnel; the safety and security of our employees and of our facilities; and the uncertainties of litigation, as well as other risks and uncertainties, including those set forth herein and those detailed from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Mindspeed Technologies™ and AnyPort™ are trademarks of Conexant Systems, Inc. Other brands, names and trademarks contained in this report are the property of their respective owners.

Item 5. Other Events and Regulation FD Disclosure

Selected Financial Data

The following selected financial data for the five years ended September 30, 2001 was derived from the consolidated financial statements of Conexant and subsidiaries and its predecessor Rockwell Semiconductor Systems, Inc., representing the semiconductor systems business of Rockwell International Corporation (Rockwell) and subsidiaries. In June 2002, Conexant completed the spin-off of its wireless communications business and the sale of its Mexicali operations. The selected financial data for all periods have been restated to reflect the wireless communications business and Mexicali operations as discontinued operations.

The financial data as of and for the years ended September 30, 2001, 2000 and 1999 are derived from the audited consolidated financial statements of Conexant. The financial data as of and for the years ended September 30, 1998 and 1997 are derived from the audited combined financial statements of Semiconductor Systems as part of Rockwell. The fiscal 1999 selected financial data include the operating results of Conexant while it was part of Rockwell prior to January 1, 1999. The financial data for periods prior to January 1, 1999 are not necessarily indicative of what the financial position or results of operations would have been had Conexant been an independent public company during those periods. The selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto appearing elsewhere in this report.

	2001(1)	2000(1)	1999	1998	1997(1)

	(in thousands, except per share amounts)
Statement of Operations Data
Net revenues	$847,056	$1,790,616	$1,268,099	$1,121,165	$1,363,124
Cost of goods sold	751,554	926,197	766,553	800,348	690,898

Gross margin	95,502	864,419	501,546	320,817	672,226
Operating expenses:
Research and development	371,942	322,855	243,585	285,601	232,596
Selling, general and administrative	250,808	236,989	200,527	230,652	177,756
Amortization of intangible assets	324,805	154,679	8,364	11,020	9,178
Special charges (2)	389,616	35,000	36,474	190,086	—
Purchased in-process research and development	—	191,348	—	—	29,900

Total operating expenses	1,337,171	940,871	488,950	717,359	449,430

Operating income (loss)	(1,241,669)	(76,452)	12,596	(396,542)	222,796
Debt conversion costs	(42,584)	—	—	—	—
Other income, net	389	6,329	5,989	8,271	10,893

Income (loss) before income taxes	(1,283,864)	(70,123)	18,585	(388,271)	233,689
Provision (benefit) for income taxes	(106,310)	63,036	5,575	(151,682)	70,119

Income (loss) from continuing operations	(1,177,554)	(133,159)	13,010	(236,589)	163,570
Loss from discontinued operations (3)	(275,064)	(57,768)	(81)	(25,627)	(37,746)

Income (loss) before extraordinary item	(1,452,618)	(190,927)	12,929	(262,216)	125,824
Extraordinary gain (4)	7,284	—	—	—	—

Net income (loss)	$(1,445,334)	$(190,927)	$12,929	$(262,216)	$125,824

Income (loss) from continuing operations per share (5):
Basic	$(4.81)	$(0.63)	$0.07	$(1.20)	$0.77
Diluted	(4.81)	(0.63)	0.06	(1.20)	0.77
Balance Sheet Data
Working capital	$442,354	$1,319,134	$604,453	$256,689	$221,747
Total assets	2,815,480	4,416,197	1,841,950	1,418,530	1,485,759
Long-term obligations	709,849	999,997	350,000	—	—
Shareholders’ equity	1,773,176	2,906,759	1,035,153	1,009,375	1,106,558

(1)	In fiscal 2001, we acquired HyperXS Communications, Inc. In fiscal 2000, we completed nine acquisitions in our continuing operations, including Microcosm Communications Limited in January; Maker Communications, Inc. in March; HotRail, Inc. in June; and Novanet Semiconductor Ltd. and NetPlane Systems, Inc. in September.

In fiscal 1997, we acquired the Hi-Media broadband communication chipset business of ComStream Corporation. As a result of these acquisitions, during fiscal 2001 and 2000 we recorded $324.8 million and $154.7 million, respectively, in amortization of goodwill and other acquisition-related intangible assets and in fiscal 2000 and 1997 we recorded charges of $191.3 million and $29.9 million, respectively, related to purchased in-process research and development.

(2)	In fiscal 2001, we recorded special charges of $389.6 million, principally related to the impairment of certain manufacturing assets and restructuring activities. In fiscal 2000, we recorded special charges of $35.0 million related to the settlement of certain litigation. In fiscal 1998, we recorded special charges of $147.1 million related to restructuring actions and $43.0 million related to litigation. In fiscal 1999, we recorded additional special charges of $36.5 million related to the restructuring actions we initiated in fiscal 1998.

(3)	Loss from discontinued operations (net of income taxes) for all periods represents the operating results of our former wireless communications business and our Mexicali operations which we disposed of in June 2002.

(4)	In fiscal 2001, we recorded an extraordinary gain on the extinguishment of debt, net of income taxes of $4.4 million.

(5)	Income (loss) from continuing operations per share for all periods reflects our October 1999 2-for-1 stock split. Because we were not an independent company during all of fiscal years 1997-1999, income (loss) per share amounts for those years are calculated as if our spin-off from Rockwell had occurred on October 1, 1996.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We design, develop and sell semiconductor system solutions for communications applications. Our expertise in mixed-signal processing allows us to deliver integrated systems and semiconductor products which facilitate communications worldwide through wireline voice and data communications networks and emerging cable, satellite and fixed wireless broadband communications networks. We operate in two business segments: our Broadband Communications business and Mindspeed Technologies™, our Internet infrastructure business.

Except where otherwise noted, this discussion of our financial condition and results of operations represents our continuing operations, excluding our discontinued wireless communications business and Mexicali operations.

Our Broadband Communications business designs, develops and sells semiconductor system solutions that connect personal access products such as set-top boxes, residential gateways, personal computers (PCs) and game consoles to voice, video and data processing services over broadband connections including asynchronous digital subscriber line (ADSL), cable and direct broadcast satellite. The Broadband Communications business also includes our foundation analog dial-up access portfolio, including PC data and fax modems, and our broadcast video encoder and decoder product family.

Mindspeed Technologies designs, develops and sells semiconductor networking solutions that facilitate the aggregation, processing, transmission and switching of data, video and voice primarily from the edge of the Internet to linked metropolitan area networks. Mindspeed Technologies’ products, ranging from physical-layer devices to higher layer network processors, are sold to infrastructure original equipment manufacturers (OEMs) and can be classified into two general categories: multi-service access products and broadband networking products. Our multi-service access products include a family of voiceband processor solutions designed to support voice and data services across wireline and wireless networks and are found in a variety of network access platforms such as remote access concentrators, media gateways and wireless base stations. Our broadband networking products include T/E carrier physical and link-layer products, multi-megabit digital subscriber line (DSL) transceivers, high-speed serializers/deserializers, crosspoint switches, lower-speed synchronous optical networking (SONET) physical media dependent devices and asynchronous transfer mode (ATM), multi-protocol label switching (MPLS) and packet network processors. These solutions are used in a variety of network equipment, including high-speed routers, ATM switches, optical switches, add-drop multiplexers and dense wave division multiplexers.

We market and sell our semiconductor products and system solutions directly to leading OEMs of communication electronics products and third-party electronic manufacturing service providers, and indirectly through electronic components distributors. Sales to distributors accounted for approximately 33% of our fiscal 2001 net revenues. For fiscal 2001, one distributor accounted for 11% of our net revenues and no other customer accounted for 10% or more of our net revenues. Our top 20 customers accounted for 57% of our fiscal 2001 net revenues. Revenues derived from customers located in the Americas, Europe, Japan and the Asia-Pacific region were 37%, 13%, 8% and 42%, respectively, of our net revenues for fiscal 2001. We believe a substantial portion of the products we sell to OEMs and third-party manufacturing service providers in the Asia-Pacific region are ultimately shipped to end markets in the Americas and Europe.

The semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. Our operating results have been, and may continue to be, negatively affected by substantial quarterly and annual fluctuations and market downturns due to a number of factors, such as changes in demand for end-user equipment, the timing of the receipt, reduction or cancellation of significant customer orders, the gain or loss of significant customers, market acceptance of our products and our customers’ products, our ability to develop, introduce and market new products and technologies on a timely basis, availability and cost of products from our suppliers, new product and technology introductions by our competitors, changes in the mix of products we produce and sell, intellectual property disputes, the timing and extent of product development costs and general economic conditions. In the past, average selling prices of established products have generally declined over time and we expect this trend to continue in the future.

On an ongoing basis, we review investment, alliance and acquisition prospects that would complement our existing product offerings, augment our market coverage or enhance our technological capabilities. During fiscal 2001 and 2000, we completed ten acquisitions in our continuing operations, for aggregate consideration of $1.8 billion, to accelerate development efforts and fill technology gaps in our product portfolio. We treated each of these acquisitions as a purchase for financial accounting purposes and our results of operations reflect the operations of these businesses after the dates of acquisition.

Spin-off and Merger of Wireless Communications Business

On June 25, 2002, we completed the distribution to Conexant shareholders (the Spin-off Transaction) of outstanding shares of our wholly-owned subsidiary Washington Sub, Inc. (Washington), to which we contributed our wireless communications business, other than certain assets and liabilities which we retained, pursuant to the Contribution and Distribution Agreement dated as of December 16, 2001, as amended, by and between us and Washington. Immediately thereafter, pursuant to the Agreement and Plan of Reorganization dated as of December 16, 2001, as amended as of April 12, 2002, by and among us, Washington and Alpha Industries, Inc. (Alpha), Washington merged with and into Alpha, with Alpha the surviving corporation (the Merger). As a result of the Spin-off Transaction and the Merger, Conexant shareholders received 0.351 of a share of Alpha common stock for each Conexant share held and continued to hold their Conexant shares.

Upon completion of the Merger, Alpha and its subsidiaries purchased our semiconductor assembly, module manufacturing and test facility located in Mexicali, Mexico and our package design team that supports the Mexicali facility. In connection with the purchase, we, Alpha and certain subsidiaries of Alpha entered into a financing agreement pursuant to which Alpha and a subsidiary of Alpha delivered to us promissory notes for $150 million (the Term Notes) guaranteed by Alpha and certain Alpha subsidiaries and secured by substantially all assets of Alpha in payment of the purchase price for the Mexicali facility and the package design team. The Term Notes, dated June 25, 2002, were to mature 50 percent in March 2003 and 50 percent in June 2003 and were to bear interest initially at 10 percent, increasing to 12 percent in three months and 15 percent in six months. The financing agreement also provided for a revolving credit facility under which Alpha could borrow up to $100 million, less specified reserves, for one year at the same interest rate and with the same security applicable to the Term Notes.

As of September 30, 2002, we held notes receivable from Alpha (now named Skyworks Solutions, Inc. (Skyworks)) with an aggregate principal amount of $180.0 million, including the $150.0 million Term Notes and $30.0 million outstanding under the revolving credit facility. In November 2002, we entered into a refinancing agreement with Skyworks pursuant to which Skyworks repaid $105.0 million of the principal amount and all of the accrued interest owed to us under the Term Notes and the remaining principal balance of the Term Notes was exchanged for $45.0 million principal amount of a new 15% convertible note with a maturity date of June 30, 2005. Skyworks also paid us all amounts outstanding under the credit facility, the credit facility was cancelled and we released all security interests in Skyworks' assets and properties. Skyworks may redeem the 15% convertible note at any time after May 12, 2004, subject to a redemption premium of 3% of the outstanding principal amount. We may, at our option, convert the outstanding principal amount of the 15% convertible note into shares of Skyworks common stock based upon the conversion price (initially $7.87 per share, subject to adjustment under certain circumstances). At maturity, Skyworks must pay the outstanding principal amount by delivering to us a number of shares of its common stock based upon the conversion price. We may also exchange the 15% convertible note for an equal aggregate principal amount of substantially similar 15% convertible senior subordinated notes to be issued under an indenture and Skyworks has granted us certain registration rights relating to the 15% convertible senior subordinated notes and the shares of Skyworks common stock underlying the 15% convertible note and the 15% convertible senior subordinated notes.

Strategic Initiatives

During fiscal 2001, we implemented a number of strategic initiatives to focus investment and resources in the areas that best support our strategic growth drivers—the broadband communications and Internet infrastructure markets.

In the third quarter of fiscal 2001, we decided to realign our manufacturing and procurement strategies to accelerate our transition from volume digital complementary metal-oxide semiconductor (CMOS) manufacturing to a fabless CMOS business model. We have discontinued advanced CMOS process technology development efforts beyond 0.13 micron capability, as well as further investments in CMOS manufacturing capacity. We have entered into long-term supply agreements with major foundry partners to obtain additional external CMOS wafer fabrication capacity. We also sold our photomask operations to a major manufacturer of photomasks and entered into a long-term supply agreement with the buyer for access to advanced photomask process technologies and services.

As a result of our decision to realign our manufacturing and procurement strategies, combined with the then-current and projected business conditions, we recorded impairment charges during the third quarter of fiscal 2001 totaling $342.8 million to write down the carrying value of certain manufacturing assets in our Broadband Communications segment, including the assets of our Newport Beach, California wafer fabrication operations.

During fiscal 2001, we sold our global positioning system (GPS) business to SiRF Technology, Inc. (SiRF), a privately-held company focused on GPS applications, in exchange for shares of SiRF stock. As part of the agreement, our former wireless communications business received certain license rights to SiRF’s GPS technology, and retained rights to certain GPS technology developed by us, for use in mobile communications applications. In addition, in fiscal 2002 we sold our board-level sub-assembly business and the related module assembly plant in El Paso, Texas.

Expense Reduction and Restructuring Initiatives

In fiscal 2001, we implemented a number of expense reduction and restructuring initiatives to more closely align our cost structure with the current business environment. The cost reduction initiatives include workforce reductions, temporary shutdowns of our manufacturing facilities, significant reductions in capital spending, the consolidation of certain facilities and salary reductions for our senior management team until we return to profitability.

During fiscal 2001, we reduced our workforce by approximately 1,200 employees (through involuntary severance programs and attrition), a 22% reduction from January 2001 levels. In addition to the workforce reductions, we periodically idled our wafer fabrication facility in Newport Beach, California.

During fiscal 2001, we recorded restructuring charges of $20.1 million related to the workforce reductions completed through September 30, 2001 and the consolidation of certain facilities. The fiscal 2001 restructuring initiatives and other expense reduction actions taken, when combined with the reduction in depreciation expense as a result of the write-down of the impaired manufacturing assets, resulted in a quarterly reduction of manufacturing and operating expenses of approximately $60 million for the fourth quarter of fiscal 2001 as compared with the second quarter of fiscal 2001.

Separation of Broadband Communications and Mindspeed Technologies Businesses

In March 2001, our Board of Directors approved in principle a revised plan for the separation of our Broadband Communications and Mindspeed Technologies businesses. Although current business conditions have delayed the separation, we remain committed to completing the separation as soon as business and market conditions permit. The separation is subject to receipt of a ruling from the Internal Revenue Service (IRS) that the related spin-off will qualify as a tax-free distribution and may be subject to the approval of our shareholders. An IRS ruling has been received and although it is generally binding on the IRS, its continuing validity will depend on the form of the separation transaction and the extent of intervening events between the date of the ruling and the separation. We cannot assure you that we will successfully complete the separation.

Recent Developments

Results of Operations for the Fiscal Year Ended September 30, 2002

On October 22, 2002, we announced our results of operations for the fiscal year ended September 30, 2002. Our net revenues for fiscal 2002 were $601.8 million compared to $847.1 million for fiscal 2001 due to sharply reduced end-customer demand in many of the communications electronics end-markets which our products address. We incurred a loss from continuing operations of $812.3 million ($3.14 per share) for fiscal 2002 compared to a loss from continuing operations of $1.2 billion ($4.81 per share) for fiscal 2001. Including our discontinued operations, we incurred a net loss of $880.8 million ($3.40 per share) for fiscal 2002 compared to a net loss of $1.4 billion ($5.91 per share) for fiscal 2001. Our loss from continuing operations for fiscal 2002 includes special charges of $199.4 million for asset impairments, restructuring charges and separation costs, compared to special charges of $389.6 million for asset impairments, restructuring charges and separation costs in fiscal 2001.

As of September 30, 2002, our cash and cash equivalents, marketable securities and notes receivable from Skyworks totaled $447.8 million compared to $338.9 million at September 30, 2001. Our working capital as of September 30, 2002 totaled $441.2 million compared to $442.4 million at September 30, 2001. The September 30, 2002 working capital balance includes the $180.0 million notes receivable from Skyworks.

Newport Foundry Joint Venture

In March 2002, we and The Carlyle Group formed a new specialty foundry company named Jazz Semiconductor, Inc. (Jazz). We contributed our Newport Beach, California wafer fabrication operations and related assets and liabilities and certain intellectual property to Jazz. We also issued to Jazz a warrant to purchase 2.9 million shares of Conexant common stock (at a price of $4.62 per share, as adjusted to reflect the Spin-off Transaction). In connection with this transaction, we received $19.3 million in cash and a 45% equity interest in the joint venture, having an estimated fair value of $42.5 million. We recognized a $2.6 million gain on the transaction.

We expect to purchase a substantial portion of our requirements for silicon-based semiconductor products from Jazz. We entered into a long-term supply arrangement with Jazz under which it will provide capacity to meet a portion of our requirements for CMOS and specialty-process wafer fabrication services and we agreed to purchase certain minimum annual volumes of wafers during the first three years of the supply agreement. We expect the future minimum purchase obligation under the long-term supply agreement with Jazz, net of a portion of the wafer purchase obligations assumed by a third party, will be approximately $71 million, $43 million and $14 million in fiscal 2003, fiscal 2004 and fiscal 2005, respectively.

Digital Imaging Divestiture

In July 2002, we merged our digital imaging business with Zing Network, Inc., a developer of advanced connectivity and imaging software, to create a new privately held company named Pictos Technologies, Inc. (Pictos). In connection with this transaction, we contributed the assets and intellectual property of our digital imaging business to Pictos in exchange for shares of Pictos stock.

Acquisition of Video Compression Business

In June 2002, we acquired the video compression business of iCompression, Inc. (iCompression), a wholly-owned subsidiary of GlobespanVirata, Inc. The acquisition will enable us to accelerate the development of video products for the encoder markets including personal computers and cable set-top boxes. Consideration for the acquisition consisted of 1.25 million shares of our common stock and promissory notes for $21 million, a portion of which are initially held in escrow for the settlement of any contingent indemnity claims through the expiration of a one-year escrow period. We may be required to pay additional consideration of up to $20 million pursuant to an earn-out provision if certain revenue milestones are achieved. In addition, we guaranteed the value of the shares we issued to iCompression and we may be required to make additional cash payments to iCompression for the difference between $12.00 and the market value per share of the shares of common stock delivered to iCompression (including the market value of Skyworks common stock received in respect thereof). We paid the amounts owed under the promissory notes in July 2002.

Expense Reduction and Restructuring Initiatives

In June and July 2002, we announced a number of expense reduction and restructuring initiatives, principally in our Mindspeed Technologies business. These restructuring initiatives are intended to reduce our operating cost structure and to focus our research and development spending on products for the Internet infrastructure market segments our products address, such as the metro/access market segments, which we believe present the most attractive near-term growth prospects. Our key products for metro/access applications include our multi-service voice over packet, T/E carrier, and ATM/MPLS network processor solutions.

The restructuring initiatives include the elimination of research and development spending in high-end optical networking applications, the closure of our Novanet Semiconductor Limited (Novanet) design center in Israel, the planned divestiture of our NetPlane Systems, Inc. (NetPlane) subsidiary and a reduction of support services spending. These actions will reduce Mindspeed’s workforce by over 400 employees (approximately 35% of Mindspeed’s workforce). We expect to complete these actions by the end of calendar year 2002. As a result of these restructuring initiatives, we expect to record additional restructuring charges of approximately $60 million to $70 million through the first quarter of fiscal 2003.

Asset Impairments

Our restructuring initiatives in the Mindspeed Technologies segment are intended to focus our research and development spending on products for the Internet infrastructure market segments we believe offer the most attractive near-term growth prospects, such as our products for metro/access applications. We believe that end markets for optical long-haul networks offer weaker recovery prospects, with slow adoption of new, higher speed networks. We determined that this weak demand would adversely affect the potential return on continued investment in our Novanet business, which was engaged in the development of semiconductor products for high-speed synchronous optical networking (SONET) applications, and in June 2002 we closed the Novanet design center in Israel, which represented substantially all of Novanet’s operations. We also expected this weak demand would adversely affect the operating performance of our NetPlane business and determined to divest the NetPlane business. NetPlane develops and sells networking protocol software and systems for control plane applications in networking equipment. We have held preliminary discussions with potential buyers for NetPlane and anticipate completing the divestiture of NetPlane in the first quarter of fiscal 2003.

As a result of these decisions, in the third quarter of fiscal 2002 we recorded impairment charges of $114.1 million to write down the carrying value of certain long-lived assets associated with these operations. Substantially all of the $61.0 million impairment charge for Novanet was recorded to write down the carrying value of goodwill. The amount of the impairment charge was the excess of the carrying value of the goodwill over its fair value, which we estimated to be zero because we did not expect to realize any significant cash flows from Novanet. The $53.1 million impairment charge for NetPlane included the balances of goodwill ($40.8 million) and identified intangible assets ($12.3 million). The amount of the impairment charge was the excess of the carrying value over fair value, which we estimated to be zero because we did not expect to realize any significant cash flows from the disposition of NetPlane.

Results of Operations

During fiscal 2001, we—like many of our customers and competitors—were adversely impacted by a broad slowdown affecting the technology sector, including most of the communications electronics end-markets which our products address. Broadband Communications net revenues for fiscal 2001 were affected by slower than anticipated deployment of broadband services by system providers. Moreover, weak consumer demand for PCs and related peripheral devices and satellite set-top boxes led to lower sales of our products for these applications. Net revenues in our Mindspeed Technologies business were affected by slowing investment in communications network capacity expansion by Internet service providers (ISPs), competitive local exchange carriers (CLECs) and incumbent local exchange and inter-exchange carriers. In most cases, the effect of weakened end-customer demand was compounded by higher than normal levels of equipment and component inventories among our OEM, subcontractor and distributor customers.

The overall slowdown in the communications electronics markets has also impacted our gross margins and operating income. Cost of goods sold for fiscal 2001 was adversely affected by the significant underutilization of our manufacturing capacity. Our cost of goods sold for fiscal 2001 reflects $188.8 million of inventory write-downs across our product portfolio resulting from the sharply reduced end-customer demand for set-top boxes, PC peripherals and Internet infrastructure equipment. During fiscal 2001, we also recorded $23.1 million of additional provisions for accounts receivable from slow-paying customers which we believed we would not be able to collect.

Net Revenues

We recognize revenues from product sales upon shipment and transfer of title, in accordance with the shipping terms specified in the arrangement with the customer. Revenue recognition is deferred in all instances where the earnings process is incomplete. We sell a portion of our products to electronic component distributors under agreements allowing for a right to return unsold products. We defer the recognition of revenue on all sales to these distributors until the products are sold by the distributors to a third party. We record a reserve for sales returns and allowances for other customers based on historical experience or specific identification of an event necessitating a reserve. Development revenue is recognized when services are performed and was not significant for any of the periods presented.

The following table summarizes our net revenues by business segment:

(in millions)	2001	Change	2000	Change	1999

Net revenues:
Broadband Communications	$541.7	(55)%	$1,211.4	22%	$990.5
Mindspeed Technologies	305.4	(47)%	579.2	109%	277.6

Total net revenues	$847.1	(53)%	$1,790.6	41%	$1,268.1

As a percentage of net revenues:
Broadband Communications	64%		68%		78%
Mindspeed Technologies	36%		32%		22%

	100%		100%		100%

Broadband Communications

Broadband Communications net revenues for fiscal 2001 declined 55%, reflecting lower unit shipments of our dial-up modem solutions resulting from weak consumer demand for PCs and related peripheral devices, and the excess channel inventory throughout the PC OEM product pipeline. Revenues from our embedded modem solutions, which enable communications in a variety of personal communications devices such as gaming consoles, web browsers and handheld devices, also decreased due to weak consumer demand during fiscal 2001 and the decision of a major OEM customer to exit the gaming console market. Revenues for our media processing products, including video encoders and decoders, declined as a result of the overall weakness in demand for consumer PCs and reduced demand for legacy low-speed modems used in satellite set-top box applications. Net revenues from our strategic broadband communications portfolio, including cable modems and satellite set-top box tuners and demodulators, were similarly affected by lower consumer demand and high levels of component inventories at OEMs. The three acquisitions we completed in our Broadband Communications business in fiscal 2000 contributed $6.0 million of revenue for fiscal 2001 compared with $4.8 million for fiscal 2000.

Broadband Communications net revenues for fiscal 2000 grew 22% over fiscal 1999, reflecting strong growth in sales of our embedded modems. We also achieved strong demand through fiscal 2000 for our video processing solutions used in personal computing applications as well as increased shipments of tuners, demodulators, encoders, and back-channel telephony solutions, primarily for satellite set-top box applications. Fiscal 2000 results also included initial volume shipments of our cable modem products for European digital video broadcast and North American Data Over Cable Service Interface Specification (DOCSIS) applications, as well as the initial production shipments of our ADSL chipset solutions supporting delivery of broadband communication services for residential applications.

Mindspeed Technologies

Net revenues for Mindspeed Technologies for fiscal 2001 reflect the sharply lower demand for network equipment which has affected us, our customers and our competitors. ISPs and CLECs have dramatically reduced their investment in network capacity expansion as their business models fail to generate sufficient cash flow. Incumbent local exchange carriers and inter-exchange carriers have also reduced their capital spending. Demand has been further affected by higher-than-normal levels of equipment and component inventories among many OEM, subcontractor and distributor customers. As a result, in fiscal 2001 we experienced a steep decline in revenues from our AnyPort™ family of multi-service access processors and, to a lesser extent, our multi-megabit DSL, optical networking and network processor products. The six acquisitions we completed in our Mindspeed Technologies business in fiscal 2000 contributed $53.4 million of revenue for fiscal 2001 compared with $27.7 million for fiscal 2000.

In fiscal 2000, Mindspeed Technologies net revenues increased 109% from fiscal 1999 levels as demand for our networking semiconductor products and system solutions increased significantly due to the then-current need for network infrastructure OEMs to support the build-out and upgrade of both public and private communications networks. Demand increased for our optical networking, ATM, network processor and T/E carrier products, used in network infrastructure equipment for metropolitan and optical backbone networks. We also experienced greater demand for our high-speed DSL products, used by network infrastructure OEMs in DSL access multiplexers, integrated access devices and other products for the delivery of symmetric DSL (SDSL) services. We also saw increased demand from network infrastructure OEMs for our AnyPort™ family of multi-service access processors.

Gross Margin

(in millions)	2001	Change	2000	Change	1999

Gross margin	$95.5	(89)%	$864.4	72%	$501.5
Percent of net revenues	11%		48%		40%

Gross margin represents revenues less cost of goods sold. Our cost of goods sold consists predominantly of purchased materials, labor and overhead (including depreciation) associated with product manufacturing and procurement, royalty and other intellectual property costs and sustaining engineering expenses pertaining to products sold. Our gross margin for fiscal 2001 reflects the impact of lower sales volume on a base of relatively fixed manufacturing support costs. Gross margin for fiscal 2001 reflects inventory write-downs of $188.8 million, partially offset by the sale of $6.8 million of these written-down goods in the fiscal 2001 fourth quarter. Cost of goods sold also includes provisions for excess and obsolete inventories of $17.1 million, $4.6 million and $7.5 million for fiscal 2001, 2000 and 1999, respectively.

The gross margin improvement in fiscal 2000 compared with fiscal 1999 principally reflected a shift in our product mix toward higher-margin products. The gross margin improvement also reflected higher factory utilization at our wafer fabrication facilities that resulted from increased unit sales volume. Gross margins for fiscal 1999 were adversely affected by unusually high inventory costs which resulted from low manufacturing capacity utilization during the last four months of fiscal 1998.

The fiscal 2001 inventory write-downs resulted from the sharply reduced end-customer demand for PCs and Internet infrastructure equipment during that period. As a result of these market conditions, we experienced a significant number of order cancellations and a decline in the volume of new orders beginning in the fiscal 2001 first quarter and our first quarter revenues decreased 29% compared with the immediately preceding quarter. The reduced global demand for our products and system solutions became more pronounced in the second and third quarters of fiscal 2001, and we experienced further sequential decreases in our quarterly revenues of 40% and 23%, respectively, in those periods. As a result of our ongoing assessment of the recoverability of our inventories, we recorded inventory write-downs of $47.1 million, $102.9 million and $38.8 million in the first, second and third quarters, respectively, of fiscal 2001. The inventories written down in fiscal 2001 principally consisted of voiceband processors, multi-megabit DSL transceivers, satellite set-top box tuners and demodulators, ADSL modems and analog modems for non-PC applications.

We assess the recoverability of our inventories at least quarterly through a review of inventory levels in relation to foreseeable demand. Foreseeable demand is based upon all available information, including sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, we write down the value of those inventories which, at the time of our review, we expect to be unable to sell. The amount of the inventory write-down is the excess of historical cost over estimated realizable value. Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.

Our products are used by communications electronics OEMs that have designed our products into communications equipment. For many of our products, we gain these design wins through a lengthy sales cycle, which often includes providing technical support to the OEM customer. Moreover, once a customer has designed a particular supplier’s components into a product, substituting another supplier’s components often requires substantial design changes which involve significant cost, time, effort and risk. In the event of the loss of business from existing OEM customers, we may be unable to secure new customers for our existing products without first achieving new design wins. When the quantities of inventory on hand exceed foreseeable demand from existing OEM customers into whose products our products have been designed, we generally will be unable to sell our excess inventories to others, and the estimated realizable value of such inventories to us is generally zero.

During fiscal 2001, we sold $6.8 million of inventories previously written down to a zero cost basis and scrapped $26.4 million of previously written-down inventories. The sales resulted from increased demand beginning in the fourth quarter of fiscal 2001 which was not anticipated at the time of the write-downs. The previously written-down inventories were generally sold at prices which exceeded their original cost.

As of September 30, 2001, we continued to hold inventories with an original cost of approximately $155.6 million which were previously written down to a zero cost basis. We currently intend to hold these remaining inventories and will sell these inventories if we experience renewed demand for these products. While there can be no assurance that we will be able to do so, if we are able to sell a portion of the inventories which are carried at zero cost basis, our gross margins will be favorably affected. To the extent that we do not experience renewed demand for the remaining inventories, they will be scrapped as they become obsolete.

We base our assessment of the recoverability of our inventories, and the amounts of any write-downs, on currently available information and assumptions about future demand (generally over six months) and market conditions. Demand for our products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.

Research and Development

(in millions)	2001	Change	2000	Change	1999

Research and development	$371.9	15%	$322.9	33%	$243.6
Percent of net revenues	44%		18%		19%

Our research and development (R&D) expenses consist principally of direct personnel costs, costs for pre-production evaluation and testing of new devices and design and test tool costs. Our R&D expenses also include the costs for advanced semiconductor process development, design automation and advanced package development for the benefit of each of our businesses.

We continue to focus our R&D investment principally in the areas of broadband communications and Internet infrastructure. The increase in our R&D expenses for fiscal 2001 primarily reflects higher headcount and personnel-related costs of our expanded development efforts and the accelerated launch of new products. The higher fiscal 2001 R&D expenses also reflect the increase in our engineering team resulting from the acquisitions of nine businesses during fiscal 2000.

The increase in R&D expenses for fiscal 2000 compared to fiscal 1999 primarily reflects higher headcount and personnel-related costs as we expanded our R&D efforts in the areas of Internet infrastructure and broadband communications. Subsequent to September 1999, our recruiting programs increased our engineering team by over 390 engineers, including approximately 290 engineers joining us through the acquisition of nine businesses. Our key product development efforts were targeted at client and multiport ADSL and G.shdsl products, home networking solutions, cable modems, CMOS imager solutions and broadband optical networking products.

Selling, General and Administrative

(in millions)	2001	Change	2000	Change	1999

Selling, general and administrative	$250.8	6%	$237.0	18%	$200.5
Percent of net revenues	30%		13%		16%

Our selling, general and administrative (SG&A) expenses include personnel costs, sales representative commissions, advertising and other marketing costs. Our SG&A expenses also include costs of corporate functions including legal, accounting, treasury, human resources, real estate, information systems, customer service, sales, marketing, field application engineering and other services.

The increase in SG&A expenses for fiscal 2001 compared to fiscal 2000 primarily reflects the addition of the selling, marketing and administrative teams of the businesses we acquired during fiscal 2000 and the development of corporate infrastructure early in fiscal 2001 in anticipation of the planned separation of our Broadband Communications and Mindspeed Technologies businesses. SG&A expenses for fiscal 2001 also reflect provisions of $23.1 million for accounts receivable from slow-paying customers. The provision reflected an increase in past-due accounts which we estimated would ultimately be uncollectible. Excluding the effect of the provisions for uncollectible accounts, our SG&A expenses for fiscal 2001 compared to fiscal 2000 decreased by $10.7 million as a result of the cost-reduction initiatives we implemented during fiscal 2001.

The increase in SG&A expenses for fiscal 2000 as compared to fiscal 1999 resulted from our continued development of our sales, marketing and business support functions since our spin-off from Rockwell at the end of the fiscal 1999 first quarter. In particular, we invested in the expansion of our sales and marketing organizations to support the rapid sales growth experienced in fiscal 1999 and 2000. The increase also reflects higher sales representative commissions driven by revenue growth, the SG&A costs associated with the businesses we acquired in fiscal 2000, and the continued development of corporate infrastructure, including our information systems, human resources and finance teams.

Amortization of Intangible Assets

(in millions)	2001	Change	2000	Change	1999

Amortization of intangible assets	$324.8	nm	$154.7	nm	$8.4

nm = not meaningful

The higher amortization expense in the fiscal 2001 and 2000 periods resulted from the nine business acquisitions we completed during fiscal 2000. In connection with these acquisitions, we recorded an aggregate of $1.6 billion of identified intangible assets and goodwill. These assets are being amortized over their estimated lives (principally five years). Consequently, we expect to record amortization expense related to goodwill and intangible assets of approximately $330 million in fiscal 2002.

The recently-issued Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS 142, goodwill and intangible assets that have indefinite useful lives will not be amortized into results of operations, but instead will be tested at least annually for impairment and written down when impaired. We will be required to adopt the impairment provisions of SFAS 142 as of the beginning of fiscal 2003. However, SFAS 142 is immediately applicable to any goodwill and intangible assets we may acquire after June 30, 2001. Upon our adoption of SFAS 142, we will cease amortizing goodwill against our results of operations, reducing annual amortization expense by approximately $270 million. In addition, we will be required to evaluate goodwill for impairment as of October 1, 2002. If the recorded value of goodwill exceeds its estimated fair value at that date, we will write down the value of goodwill to estimated fair value. We are evaluating the impact of adopting SFAS 142.

Special Charges

Special charges consist of the following:

(in millions)	2001	Change	2000	Change	1999

Asset impairments	$342.8	nm	$—	nm	$20.0
Restructuring charges	20.1	nm	—	nm	16.5
Litigation	—	nm	35.0	nm	—
Separation costs	15.7	nm	—	nm	—
Other special costs	11.0	nm	—	nm	—

	$389.6		$35.0		$36.5

nm = not meaningful

Asset Impairments

During fiscal 2001, we recorded impairment charges totaling $342.8 million associated with manufacturing assets in our Broadband Communications segment. During the third quarter of fiscal 2001, we decided to realign our manufacturing and procurement strategies, accelerating our transition from volume digital CMOS manufacturing to a fabless CMOS business model.

We believe the decision to realign our manufacturing and procurement strategies made in the third quarter of fiscal 2001 and the resulting elimination of future investment in process technology and capacity during the transition period, together with the then-current and projected business conditions, indicated that the carrying value of the silicon wafer manufacturing facility and related wafer fabrication machinery and equipment at our Newport Beach, California facility (the “wafer fabrication assets”) may have been impaired and that an impairment analysis should be performed. In performing the analysis for recoverability, we estimated the future cash flows expected to result from the manufacturing activities at the Newport Beach facility over a six-year period. This period reflected our expectation (as of the date we made the impairment analysis) of the period over which the wafer fabrication assets would generate cash flow during our transition to a fabless business. The estimated cash flows were based on declining volumes and average wafer prices for the existing products that we expected to manufacture at the Newport Beach facility during the transition period. The declines in volume and average wafer prices were consistent with historical trends and our decision to focus on existing specialty-process products based on our current process technology. Since the estimated undiscounted cash flows were less than the carrying value (approximately $410 million based on historical cost) of the wafer fabrication assets, we concluded that an impairment loss should be recognized. We recorded an impairment charge of $325.8 million, which was determined by comparing the estimated fair value of the wafer fabrication assets to their carrying value. The fair value of the assets was determined by computing the present value of the estimated future cash flows using a discount rate of 30%, which we believed was commensurate with the underlying risks associated with the projected cash flows. We believe the assumptions used in the discounted cash flow model represented a reasonable estimate of the fair value of the assets. The write-down established a new cost basis for the impaired assets, which would be depreciated based upon new estimated useful lives ranging from one to six years. The write-down of the wafer fabrication assets, net of the impact of using shorter estimated lives, reduced our quarterly depreciation expense by approximately $19 million. In March 2002, we contributed the Newport Beach, California wafer fabrication assets to Jazz, a new specialty foundry company, in exchange for $19.3 million in cash and a 45% equity interest in Jazz. We recorded a $2.6 million gain on this transaction.

Additionally, we recorded an impairment charge of $17.0 million in the third quarter of fiscal 2001 to write down the carrying value of an advance deposit to a third-party foundry. Under the terms of the advance deposit, the third-party foundry would repay the deposit as we purchased wafers from the foundry during a specified time period. As a result of the then-current and projected business conditions, we estimated that purchases during the remaining term of the arrangement with this foundry would be insufficient for us to fully recover the advance deposit.

In fiscal 1999, we recorded a $20.0 million impairment charge to further write down our Colorado Springs, Colorado wafer fabrication facilities, which we decided to close and dispose of during fiscal 1998. We distributed the Colorado Springs wafer fabrication facilities to Rockwell prior to our spin-off from Rockwell.

Restructuring Charges

In fiscal 2001, we implemented a number of expense reduction and restructuring initiatives to more closely align our cost structure with the current business environment. The cost reduction initiatives include workforce reductions, temporary shutdowns of our manufacturing facilities, significant reductions in capital spending, the consolidation of certain facilities and salary reductions for our senior management team until we return to profitability. The costs and expenses associated with the restructuring activities are included in special charges in the consolidated statements of operations.

2001 Global Restructuring Plan During the second quarter of fiscal 2001, we announced certain expense-reduction initiatives and a broad reduction in workforce affecting all areas of our operations and reducing our headcount by approximately 900 employees. These actions were the result of a comprehensive reassessment of our operations and business activities in order to focus investment and resources in areas that best support our strategic growth drivers. As part of the reassessment, we determined that we would explore alternatives to dispose of our digital imaging business and would also exit our board-level sub-assembly module business. We completed these restructuring actions in fiscal 2002.

In connection with this reduction in workforce, we terminated approximately 700 employees. The charges for the workforce reduction aggregated $6.8 million and were based upon estimates of the cost of severance benefits for the affected employees. These actions reduced our workforce in both the Broadband Communications and Mindspeed Technologies segments, including approximately 530 employees in our manufacturing operations. In addition, we recorded restructuring charges of $5.6 million for costs associated with the consolidation of certain facilities and lease cancellation and related costs.

Activity and liability balances related to these restructuring actions through September 30, 2001 are as follows (in thousands):

	Workforce	Facility
	reductions	and other	Total

Charged to costs and expenses	$6,776	$5,584	$12,360
Cash payments	(4,155)	(223)	(4,378)

Restructuring balance, September 30, 2001	$2,621	$5,361	$7,982

Strategic Manufacturing Restructuring Plan During the third quarter of fiscal 2001, we realigned our manufacturing and procurement strategy to accelerate our transition to a fabless CMOS business model. In connection with this manufacturing realignment, we initiated a further reduction of our workforce, which we completed in the fourth quarter of fiscal 2001. In connection with the strategic manufacturing restructuring actions, we terminated approximately 400 employees and recorded charges aggregating $7.8 million. These charges were based upon estimates of the cost of severance benefits for the affected employees. These actions reduced our workforce in both the Broadband Communications and Mindspeed Technologies segments, including approximately 220 employees in our manufacturing operations.

Activity and liability balances related to the strategic manufacturing restructuring actions through September 30, 2001 are as follows (in thousands):

Workforce
reductions

Charged to costs and expenses	$7,756
Cash payments	(5,006)

Restructuring balance, September 30, 2001	$2,750

We expect to pay a majority of the amounts accrued for the workforce reductions within one year. We expect to pay the obligations for the non-cancelable lease and other commitments over their respective contractual terms, which principally expire through fiscal 2005. Cash payments to complete the restructuring actions will be funded from available cash reserves and funds from operations, and are not expected to significantly impact our liquidity.

The fiscal 2001 restructuring initiatives and other expense reduction actions taken resulted in a quarterly reduction of manufacturing and operating expenses of approximately $60 million for the fourth quarter of fiscal 2001 as compared with the second quarter of fiscal 2001.

In fiscal 1999, we recorded additional restructuring charges of $16.5 million to complete an approximate 10% worldwide workforce reduction and other restructuring actions which we commenced in 1998. The 1999 charges include $15.6 million of additional costs relating to our voluntary early retirement program and $0.9 million to decommission equipment, activities at foreign subsidiaries and contract cancellations at our Colorado Springs wafer fabrication facilities. We completed these restructuring actions in fiscal 2000.

Litigation

In fiscal 2000, we recorded a special charge of $35.0 million representing the estimated amount of a settlement payment (in excess of amounts we previously recorded in fiscal 1998) to be made in connection with certain litigation based upon claims of patent infringement and other claims relating to our 56 Kbps modem products. In October 2000, we agreed to a settlement of the litigation, under which we subsequently paid $55.0 million in cash.

Separation Costs

In fiscal 2001, we incurred costs of $15.7 million related to the previously-announced separation of our Broadband Communications and Mindspeed Technologies businesses into two independent companies.

Other Special Charges

In connection with our fiscal 2001 restructuring actions and realigned manufacturing and procurement strategies, we recorded other special charges aggregating $11.0 million related to the disposal or write-off of certain assets.

Purchased In-Process Research and Development

In connection with five of our fiscal 2000 business acquisitions, we recorded charges totaling $191.3 million for the fair value of purchased in-process research and development (IPRD). The following table summarizes the significant assumptions underlying the valuations related to IPRD at the time of the acquisitions.

			Estimated costs	Discount rate	Weighted-
	Date		to complete	applied to	average cost
(in millions)	Acquired	IPRD	projects	IPRD	of capital

Microcosm	January 2000	$27.4	$0.8	35%	20%
Maker	March 2000	118.5	5.7	30%	18%
HotRail	June 2000	26.1	11.7	34%	24%
Novanet	September 2000	17.3	10.8	22% to 27%	20%
NetPlane	September 2000	2.0	0.5	20% to 22%	17%

We believe the discount rates applied to the IPRD projects reflect the specific risks associated therewith. We are responsible for the amounts determined for IPRD and we believe the amounts are representative of fair values and do not exceed the amounts an independent party would pay for these projects at the dates of acquisition.

The IPRD projects are directed toward the development of integrated circuits and related software for communications applications. The development of these products is subject to significant risk due to the remaining effort required to achieve technical viability, rapidly changing customer requirements, evolving technical standards, and intense competition from semiconductor manufacturers in the United States and abroad. The remaining effort to complete the IPRD projects consists principally of design engineering and test activities to produce commercially viable semiconductor products that meet market requirements, including functionality and compliance with technical standards. In the event we are unable to complete the IPRD projects and deliver new products to the market on a timely basis, or to achieve market acceptance for the products we develop, we could lose market share or lose opportunities to capitalize on emerging markets, which could have a material and adverse impact on our business and operating results.

Microcosm We identified and valued four IPRD projects, directed toward the development of high-performance programmable communications processors. Microcosm’s IPRD projects ranged from 77% to 90% complete and averaged approximately 84% complete. One IPRD project, directed toward the development of an integrated transimpedance amplifier for applications such as synchronous optical networking/synchronous digital hierarchy (SONET/SDH) to 2.5 Gbps, represented 86% of the total value of IPRD acquired. This project was approximately 77% complete at the time of the acquisition and the engineering and test efforts to complete this project were initially expected to be completed during fiscal 2001. This project was abandoned in fiscal 2001 in favor of efforts focused on higher data-rate solutions.

Maker We identified and valued seven IPRD projects, principally directed toward the development of high-performance programmable communications processors for processing and switching data, voice and video in broadband networks. Each project represented 10% to 26% of the total IPRD value. At the time of the acquisition, Maker’s IPRD projects ranged from 55% to 92% complete and averaged approximately 75% complete. The projects were initially expected to be completed during fiscal 2001. Maker completed three IPRD projects during fiscal 2001 and the remaining IPRD projects were expected to be completed during fiscal 2002, with the exception of one project (which represented 18% of the IPRD value) which was cancelled in fiscal 2002.

HotRail We identified and valued two IPRD projects, directed toward the development of integrated circuits for high-speed switching, interconnect and scalable processing in Internet infrastructure systems. One IPRD project, directed toward the development of scalable, high-speed switch fabric systems, represented 73% of the total value of IPRD acquired. This project was approximately 34% complete at the time of the acquisition and the engineering and test efforts to complete this project were initially expected to be completed during fiscal 2001. The switch fabric project was completed in fiscal 2002. The second IPRD project, directed toward the development of the HotRail Channel parallel CMOS transceiver, represented 27% of the total value of IPRD acquired. This project was approximately 93% complete at the time of the acquisition and the engineering and test efforts to complete this project were completed during fiscal 2001, consistent with our original expectations.

Novanet We identified and valued three IPRD projects, directed toward the development of high-speed semiconductor solutions for ATM and packet-over-SONET applications. Novanet’s IPRD projects ranged from 45%

to 90% complete and averaged approximately 70% complete. One IPRD project, directed toward the development of a highly integrated telecommunications device providing full duplex mapping functions at the 2.5 Gbps data rate, represented 79% of the total value of IPRD acquired. This project was approximately 45% complete at the time of the acquisition and the engineering and test efforts to complete this project were expected to be completed in fiscal 2001. This project was cancelled during fiscal 2001 to permit development resources to be refocused on next-generation semiconductor products which we believe are better aligned with expected future demand. In June 2002, the Company decided to discontinue development of high-speed physical layer optical networking devices and closed the Novanet design center. The Company does not expect to generate significant future revenues from any of the acquired projects.

NetPlane We identified and valued four IPRD projects, directed toward the development of network control software and subsystems, including advanced multiprotocol label switching software for optical Internet backbone equipment and an Internet protocol (IP) routing protocol product suite. NetPlane’s IPRD projects ranged from 5% to 60% complete and averaged approximately 30% complete. One project, directed toward the development of an IP routing protocol product suite, represented 67% of the value of IPRD acquired. This project was approximately 25% complete at the time of acquisition, and the software development and testing efforts to complete this project were expected to be completed in fiscal 2001. This project was completed during fiscal 2001.

Debt Conversion Costs

During fiscal 2001, approximately $255.2 million principal amount of our 4¼% Convertible Subordinated Notes due 2006 were converted into approximately 11.0 million shares of our common stock at a cost to us of $42.6 million.

Other Income, Net

(in millions)	2001	Change	2000	Change	1999

Other income, net	$0.4	(94)%	$6.3	6%	$6.0

Other income, net for fiscal 2001 is comprised of investment income, interest income on invested cash balances and a $23.3 million gain on sale of marketable securities. Such other income is offset by interest expense on our convertible subordinated notes, a $4.1 million write-off of costs associated with a terminated credit facility, and a $13.1 million write-down of certain non-marketable investments.

The carrying values of the certain non-marketable investments were written down to their fair values, estimated to be zero. These investments consist of equity interests in early stage technology companies which we had accounted for under the cost method. We estimated the fair value of these investments based upon available financial and other information, including the then-current and projected business prospects for the subject companies, and determined that the decline in the fair value of these investments was other than temporary.

In fiscal 2000, other income, net principally reflects net interest income resulting from both higher interest rates and larger invested cash balances, including a portion of the proceeds of the $650 million principal amount of our 4% Convertible Subordinated Notes due 2007 issued in February 2000. The fiscal 1999 period reflects gains on the sale of certain investments, which were partially offset by net interest expense resulting from lower invested cash balances.

Provision (Benefit) for Income Taxes

In fiscal 2001, we recorded an income tax benefit of $106.3 million, which reflects the value of our net loss to reduce our income taxes, net of the impact of the valuation allowance established against the deferred tax assets and the non-deductible costs for amortization of intangible assets. As a result of our large fiscal 2001 operating losses and our expectation of future operating results, we determined that it is more likely than not that a portion of the additional income tax benefits which arose during fiscal 2001 will not be realized. Consequently, we established a valuation allowance of $303.3 million for the portion of our deferred tax assets which we do not expect to realize through the reduction of future income tax payments. We believe the remaining portion of our deferred tax assets will be realized based on our current expectations of future earnings and tax planning strategies available to us. We do not expect to recognize any income tax benefits relating to future operating losses until we believe that such benefits are more likely than not to be realized. We expect foreign income taxes to be insignificant. Consequently, we expect our effective income tax rate will be approximately 0% for fiscal 2002.

For fiscal 2000, our provision for income taxes was $63.0 million. Exclusive of the non-deductible charges for IPRD and amortization of intangible assets resulting from our fiscal 2000 acquisitions, our effective tax rate for fiscal 2000 was approximately 28% of pre-tax income. This rate reflects the positive impact of state and federal research and experimentation tax credits available to us. In fiscal 1999, we recorded a provision for income taxes of $5.6 million, or approximately 30% of pre-tax income.

Extraordinary Gain on Extinguishment of Debt

During fiscal 2001, we purchased $35.0 million principal amount of our 4% Convertible Subordinated Notes due 2007 at prevailing market prices, resulting in a gain of $11.7 million. We have presented such gain in the consolidated statement of operations as an extraordinary item, net of income taxes of $4.4 million.

Quarterly Results of Operations

The following table presents our operating results for each of the eight fiscal quarters in the period ended September 30, 2001. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements included in this report. In our opinion, all necessary adjustments, which consist only of normal and recurring accruals as well as the inventory write-downs, the write-off of purchased in-process research and development, special charges, debt conversion costs and the extraordinary gain on extinguishment of debt have been included to fairly present our unaudited quarterly results. The quarterly financial data for all periods have been restated to reflect the wireless communications business and Mexicali operations as discontinued operations. This data should be read together with our consolidated financial statements and the notes thereto included in this report.

	Three months ended

	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,
	1999	2000	2000	2000	2000	2001	2001	2001

	(in thousands, except per share amounts)
Statement of Operations Data
Net revenues	$434,493	$419,630	$451,980	$484,513	$341,843	$204,420	$157,836	$142,957
Cost of goods sold	234,476	218,763	230,268	242,690	220,331	240,591	173,861	116,771

Gross margin	200,017	200,867	221,712	241,823	121,512	(36,171)	(16,025)	26,186
Research and development	68,419	77,771	82,019	94,646	91,620	99,414	90,557	90,351
Selling, general and administrative	56,801	54,649	59,143	66,396	64,363	71,666	63,377	51,402
Amortization of intangible assets	2,405	25,337	54,557	72,380	78,419	80,085	81,351	84,950
Special charges	—	—	—	35,000	7,927	10,002	345,835	25,852
Purchased in-process R&D	—	145,900	26,100	19,348	—	—	—	—

Total operating expenses	127,625	303,657	221,819	287,770	242,329	261,167	581,120	252,555

Operating income (loss)	72,392	(102,790)	(107)	(45,947)	(120,817)	(297,338)	(597,145)	(226,369)
Debt conversion costs	—	—	—	—	(42,584)	—	—	—
Other income (expense), net	545	898	2,064	2,822	(4,345)	(1,084)	(4,789)	10,607

Income (loss) before income taxes	72,937	(101,892)	1,957	(43,125)	(167,746)	(298,422)	(601,934)	(215,762)
Provision (benefit) for income taxes	21,882	28,959	23,780	(11,585)	(10,476)	(95,896)	20	42

Income (loss) from continuing operations	51,055	(130,851)	(21,823)	(31,540)	(157,270)	(202,526)	(601,954)	(215,804)
Discontinued operations	776	(1,491)	(31,498)	(25,555)	(49,590)	(59,485)	(142,986)	(23,003)

Income (loss) before extraordinary item	51,831	(132,342)	(53,321)	(57,095)	(206,860)	(262,011)	(744,940)	(238,807)
Extraordinary gain on extinguishment of debt	—	—	—	—	7,284	—	—	—

Net income (loss)	$51,831	$(132,342)	$(53,321)	$(57,095)	$(199,576)	$(262,011)	$(744,940)	$(238,807)

Diluted income (loss) per share:
Continuing operations	$0.24	$(0.63)	$(0.10)	(0.14)	$(0.67)	$(0.83)	$(2.44)	$(0.85)
Discontinued operations	—	(0.01)	(0.14)	(0.11)	(0.21)	(0.25)	(0.58)	(0.10)
Extraordinary item	—	—	—	—	0.03	—	—	—

Net income (loss)	$0.24	$(0.64)	$(0.24)	$(0.25)	$(0.85)	$(1.08)	$(3.02)	$(0.95)

Shares used in computing diluted income (loss) per share	228,974	205,207	218,249	227,124	236,119	243,515	246,777	252,427

Our quarterly revenues generally increased through the fourth quarter of fiscal 2000, but commencing in the first quarter of fiscal 2001 our revenues declined as a result of reduced global demand for PCs and related peripheral devices, satellite set-top boxes and Internet infrastructure equipment. This decline became more pronounced in the fourth quarter of fiscal 2001, particularly in our Mindspeed Technologies segment. The decline in quarterly revenues, together with lower utilization of our manufacturing facilities and the inventory write-downs, caused a deterioration in gross margins as a percentage of net revenues.

Research and development expenses generally increased through the quarterly periods presented, reflecting our sustained investment in product development. Quarterly selling, general and administrative expenses generally increased due to the development of infrastructure in support of our sales growth and the planned separation of our Broadband Communications and Mindspeed Technologies businesses as well as our fiscal 2000 acquisitions. Our operating expenses declined in the second half of fiscal 2001 as a result of the cost reduction initiatives. Operating expenses (both research and development and selling, general and administrative) increased as a percentage of net revenues through the third quarter of fiscal 2001 primarily as a result of the decline in our net revenues.

In the second, third and fourth quarters of fiscal 2000, we recorded the IPRD charges and increased amortization of intangible assets as a result of our acquisition of nine businesses during those periods. In the fourth quarter of fiscal 2000, we also recorded a special charge related to the settlement of certain litigation. During each quarter of fiscal 2001 we recorded special charges for our restructuring initiatives and, in the fiscal 2001 third quarter, to write down the carrying value of manufacturing assets in our Broadband Communications segment.

Through the second quarter of fiscal 2001, we recognized income tax benefits for the value of our net losses to reduce our income taxes, net of the impact of non-deductible costs such as IPRD and amortization of intangible assets. Commencing in the third quarter of fiscal 2001, we ceased recognizing any tax benefit relating to our operating losses because we determined that it is more likely than not that the additional income tax benefits would not be realized.

In the past, our quarterly operating results have fluctuated due to a number of factors, many of which are outside our control. These include changes in the overall demand for communications electronics equipment, changes in product mix, the timing of new product introductions, the timing of receipt, reduction or cancellation of significant orders by customers, and other factors that have had a significant impact on our revenues and gross margins. In addition, the level of utilization of our Newport Beach, California wafer fabrication facility affected our gross margins. Significant quarterly fluctuations in results of operations have also caused significant fluctuations in our liquidity and working capital, including our cash and cash equivalents, accounts receivable and payable and inventories.

Liquidity and Capital Resources

Cash used in operating activities was $202.4 million for fiscal 2001, compared to cash provided by operating activities of $211.3 million for fiscal 2000 and $299.2 million for fiscal 1999. Fiscal 2001 operating cash flows reflect our loss from continuing operations of $1.2 billion, offset by noncash charges (depreciation and amortization, special charges and other) of $914.8 million, and a net decrease in the non-cash components of our working capital of approximately $60.4 million. Before the effect of working capital changes, operating cash flow was $(262.8) million for fiscal 2001, compared to $366.9 million for fiscal 2000.

The fiscal 2001 working capital decreases include a $239.1 million decrease in net receivables, principally due to lower quarterly sales. Our allowance for doubtful accounts increased by $11.8 million during fiscal 2001, resulting from additional reserves taken for slow-paying accounts which we expected to be uncollectible. The working capital changes include a $22.8 million increase in net inventories (before the effect of inventory write-downs of $188.8 million). The working capital changes also include a reduction of accounts payable of $127.7 million, an $11.0 million decrease in deferred revenues and a decrease in accrued expenses and other current liabilities of $10.7 million resulting from lower materials purchases and decreased capital spending.

Cash used in investing activities of $303.9 million during fiscal 2001 included net purchases of marketable securities totaling $93.0 million. Capital expenditures totaled $107.3 million during fiscal 2001, primarily for investment in production and test facilities and corporate information systems. As a part of our expense reduction initiatives, we reduced capital expenditures to $8.7 million in the fourth quarter of fiscal 2001. In addition, we made payments for investments, advances and acquisitions totaling $106.1 million, including a vendor advance of $75.0 million, payments of $13.0 million in connection with business acquisitions, and $18.1 million of equity investments, principally in early-stage communications technology companies. Cash used in investing activities during fiscal 2000 consisted of routine capital expenditures of $214.7 million, payments for investments, advances and acquisitions totaling $182.9 million, and net sales of marketable securities of $13.2 million.

Cash used in financing activities of $44.8 million during fiscal 2001 principally consisted of $65.0 million paid in connection with the conversion and repurchase of a portion of our convertible subordinated notes. During fiscal

2001, approximately $255.2 million principal amount of our 4¼% Convertible Subordinated Notes were converted into approximately 11.0 million shares of common stock, at a cost to us of $42.6 million. Also during fiscal 2001, we purchased $35.0 million principal amount of our 4% Convertible Subordinated Notes at prevailing market prices, resulting in an extraordinary gain of $11.7 million. These costs were partially offset by proceeds of $20.2 million from the exercise of stock options. Cash provided by financing activities during fiscal 2000 of $747.7 million consisted of net proceeds from the issuance of $650 million principal amount of our 4% Convertible Subordinated Notes due 2007 and proceeds from the exercise of stock options of $116.7 million.

Our principal sources of liquidity are our existing cash reserves and available-for-sale marketable securities and cash generated from operations. Combined cash and cash equivalents and marketable securities at September 30, 2001 totaled $338.9 million compared to $944.4 million at September 30, 2000. Our working capital at September 30, 2001 was $442.4 million compared to $1.3 billion at September 30, 2000. The overall working capital decrease principally reflects cash used in operations and cash payments for capital expenditures, investments and advances and the inventory write-downs recorded during the year.

The dramatic changes in end-user demand from the levels we experienced in fiscal 2000 and the continued high levels of channel inventories have reduced visibility into future demand. These and other factors have continued to affect our revenues in fiscal 2002. The reduced level of revenues in relation to our operating costs—including our continued substantial investment in research and development—has and will continue to adversely affect our results of operations. Consequently, we anticipate that we will continue to experience negative cash flows from operations in the near term. During fiscal 2001 and 2002, we reduced our capital expenditures and implemented a number of expense reduction initiatives, including workforce reductions, temporary shutdowns of our manufacturing facilities, the consolidation of certain facilities and salary reductions of 10% for senior management.

We believe that our existing sources of liquidity, along with cash expected to be generated from operations, will be sufficient to fund our operations, research and development efforts, anticipated capital expenditures and additional consideration that may be payable to iCompression for at least the next twelve months. Although reduced capital expenditures are a key component of our realigned manufacturing and procurement strategy, we will need to continue a focused program of capital expenditures to meet our research and development and corporate requirements. We may also consider acquisition opportunities to extend our technology portfolio and design expertise and to expand our product offerings. In order to fund capital expenditures, increase our working capital or complete any acquisitions, we may seek to obtain additional debt financing or issue additional shares of our common stock. However, we cannot assure you that such financing will be available to us on favorable terms, or at all.

Recent Accounting Standards

See Note 2 of Notes to Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

Our financial instruments include cash and cash equivalents, marketable securities and long-term debt. Our main investment objectives are the preservation of investment capital and the maximization of after-tax returns on our investment portfolio. Consequently, we invest with only high-credit-quality issuers and we limit the amount of our credit exposure to any one issuer. We do not use derivative instruments for speculative or investment purposes.

Our cash and cash equivalents are not subject to significant interest rate risk due to the short maturities of these instruments. As of September 30, 2001, the carrying value of our cash and cash equivalents approximates fair value.

Our marketable debt securities (consisting of commercial paper, corporate bonds and government securities) principally have remaining terms of two years or less. Consequently, such securities are not subject to significant interest rate risk. All of our marketable securities are classified as available for sale and, as of September 30, 2001, unrealized gains of $1.6 million (net of related income taxes of $1.2 million) on these securities are included in accumulated other comprehensive income.

Our long-term debt consists of convertible subordinated notes with interest at fixed rates. Consequently, we do not have significant cash flow exposure on our long-term debt. However, the fair value of our convertible subordinated notes is subject to significant fluctuation due to their convertibility into shares of our common stock.

The following table shows the fair values of our investments and long-term debt as of September 30, 2001:

(in thousands)	Carrying Value	Fair Value

Cash and cash equivalents	$182,260	$182,260
Marketable debt securities	156,660	156,660
Long-term debt	709,849	398,311

We transact business in various foreign currencies, and we have established a foreign currency hedging program utilizing foreign currency forward exchange contracts to hedge certain foreign currency transaction exposures (principally Japanese yen). Under this program, we seek to offset foreign currency transaction gains and losses with gains and losses on the forward contracts, so as to mitigate our overall risk of foreign transaction gains and losses. We do not enter into forward contracts for speculative or trading purposes.

At September 30, 2001, we held foreign currency forward exchange contracts (to sell Japanese yen at specified rates) having an aggregate notional amount of approximately 574 million yen, at a notional weighted average exchange rate of approximately 116.2 yen to the dollar. The net unrealized gain/loss on the forward contracts outstanding at September 30, 2001 was not material to our consolidated financial statements. Based on our overall currency rate exposure at September 30, 2001, a 10 percent change in currency rates would not have a material effect on our consolidated financial position, results of operations or cash flows.

The table below provides information as of September 30, 2001 about our foreign currency forward exchange contracts. The table presents the notional amounts (the U.S. dollar equivalent, based on the contract exchange rates) and the contract foreign currency exchange rates.

	Notional	Contract Rate	Estimated
(dollars in thousands)	Amount	Per US $1.00	Fair Value

Foreign currency forward exchange contracts:
Japanese yen	$4,938	116.19	$124

Financial Statements and Supplementary Data

CONEXANT SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30,

	2001	2000

ASSETS
Current Assets
Cash and cash equivalents	$182,260	$831,100
Short-term investments	156,660	17,397
Receivables, net of allowance of $15,000 (2001) and $3,157 (2000)	92,931	355,088
Inventories	85,014	251,019
Deferred income taxes	75,710	95,260
Other current assets	51,414	61,438
Current assets of discontinued operations	81,362	162,840

Total current assets	725,351	1,774,142
Marketable securities	—	95,876
Property, plant and equipment, net	217,886	565,084
Goodwill and intangible assets, net	1,191,429	1,433,699
Other assets	264,529	208,995
Deferred income taxes	183,444	1,286
Non-current assets of discontinued operations	232,841	337,115

Total assets	$2,815,480	$4,416,197

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$95,488	$228,665
Deferred revenue	26,583	37,554
Accrued compensation and benefits	38,044	69,187
Other current liabilities	100,062	88,232
Current liabilities of discontinued operations	22,820	31,370

Total current liabilities	282,997	455,008
Convertible subordinated notes	709,849	999,997
Other liabilities	45,652	50,666
Non-current liabilities of discontinued operations	3,806	3,767

Total liabilities	1,042,304	1,509,438

Commitments and contingencies	—	—
Shareholders’ Equity
Preferred and junior preferred stock (No par value, 25,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, $1.00 par value: 1,000,000 authorized shares; 253,900 (2001) and 231,164 (2000) issued shares	253,900	231,164
Additional paid-in capital	3,113,205	2,775,115
Accumulated deficit	(1,566,209)	(120,875)
Accumulated other comprehensive income (loss)	(17,204)	47,295
Treasury stock, at cost: 41 (2001) and 30 (2000) shares	(1,807)	(1,619)
Unearned compensation	(8,709)	(24,321)

Total shareholders’ equity	1,773,176	2,906,759

Total liabilities and shareholders’ equity	$2,815,480	$4,416,197

See accompanying notes to consolidated financial statements.

CONEXANT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Years Ended September 30,

	2001	2000	1999

Net revenues	$847,056	$1,790,616	$1,268,099
Cost of goods sold	751,554	926,197	766,553

Gross margin	95,502	864,419	501,546
Operating expenses:
Research and development	371,942	322,855	243,585
Selling, general and administrative	250,808	236,989	200,527
Amortization of intangible assets	324,805	154,679	8,364
Special charges	389,616	35,000	36,474
Purchased in-process research and development	—	191,348	—

Total operating expenses	1,337,171	940,871	488,950

Operating income (loss)	(1,241,669)	(76,452)	12,596
Debt conversion costs	(42,584)	—	—
Other income, net	389	6,329	5,989

Income (loss) before income taxes	(1,283,864)	(70,123)	18,585
Provision (benefit) for income taxes	(106,310)	63,036	5,575

Income (loss) from continuing operations	(1,177,554)	(133,159)	13,010
Loss from discontinued operations, net of income taxes	(275,064)	(57,768)	(81)

Income (loss) before extraordinary item	(1,452,618)	(190,927)	12,929
Extraordinary gain on extinguishment of debt, net of income taxes	7,284	—	—

Net income (loss)	$(1,445,334)	$(190,927)	$12,929

Basic income (loss) per share:
Continuing operations	$(4.81)	$(0.63)	$0.07
Discontinued operations	(1.13)	(0.27)	—
Extraordinary item	0.03	—	—

Net income (loss)	$(5.91)	$(0.90)	$0.07

Diluted income (loss) per share:
Continuing operations	$(4.81)	$(0.63)	$0.06
Discontinued operations	(1.13)	(0.27)	—
Extraordinary item	0.03	—	—

Net income (loss)	$(5.91)	$(0.90)	$0.06

Number of shares used in per share computation:
Basic	244,711	211,840	192,551

Diluted	244,711	211,840	203,484

See accompanying notes to consolidated financial statements.

CONEXANT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,

	2001	2000	1999

Cash Flows From Operating Activities
Income (loss) from continuing operations	$(1,177,554)	$(133,159)	$13,010
Adjustments required to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation	116,694	131,024	162,044
Amortization of intangible assets	324,805	154,679	8,364
Asset impairments	342,791	—	20,000
Provision for losses on accounts receivable	23,081	(1,472)	3,775
Inventory provisions	205,884	4,639	7,537
Deferred income taxes	(146,482)	(29,167)	9,940
Stock compensation	15,168	9,491	19,570
Purchased in-process research and development	—	191,348	—
Special charges — litigation	—	35,000	—
Debt conversion costs	42,584	—	—
Other noncash charges, net	7,319	4,533	6,286
Changes in assets and liabilities, net of acquisitions:
Receivables	239,088	(139,122)	(56,693)
Inventories	(39,879)	(56,888)	(23,503)
Accounts payable	(127,668)	(49,955)	114,817
Deferred revenue	(10,952)	14,974	4,377
Accrued expenses and other current liabilities	(10,731)	97,871	46,299
Other	(6,527)	(22,482)	(36,634)

Net cash provided by (used in) operating activities	(202,379)	211,314	299,189

Cash Flows From Investing Activities
Purchase of marketable securities	(531,201)	(6,011)	—
Sale of marketable securities	438,211	19,206	—
Capital expenditures	(107,296)	(214,694)	(119,425)
Proceeds from sale of assets	2,522	—	—
Acquisitions of businesses, net of cash acquired	(12,994)	(8,682)	—
Investments in and advances to businesses	(93,112)	(174,258)	(18,400)

Net cash used in investing activities	(303,870)	(384,439)	(137,825)

Cash Flows From Financing Activities
Proceeds from issuance of convertible subordinated notes, net of issuance costs	—	630,992	339,574
Proceeds from exercise of stock options	20,216	116,697	23,408
Payment of debt conversion costs	(42,584)	—	—
Repurchase of convertible subordinated notes	(22,400)	—	—
Payment of short-term debt	—	—	(14,075)
Net transfers to Rockwell	—	—	(39,909)

Net cash provided by (used in) financing activities	(44,768)	747,689	308,998

Net cash used in discontinued operations	(97,823)	(141,980)	(85,846)

Net increase (decrease) in cash and cash equivalents	(648,840)	432,584	384,516
Cash and cash equivalents at beginning of period	831,100	398,516	14,000

Cash and cash equivalents at end of period	$182,260	$831,100	$398,516

See accompanying notes to consolidated financial statements.

CONEXANT SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

	Common Stock			Retained	Accumulated
			Additional	Earnings	Other			Rockwell's	Total
	Outstanding		Paid-In	(Accumulated	Comprehensive	Treasury	Unearned	Net	Shareholders'
	Shares	Amount	Capital	Deficit)	Income (Loss)	Stock	Compensation	Investment	Equity

Balance at September 30, 1998	—	$—	$—	$—	$—	$—	$—	$1,009,375	$1,009,375
Net loss prior to the Distribution	—	—	—	—	—	—	—	(57,123)	(57,123)
Net income subsequent to the Distribution	—	—	—	70,052	—	—	—	—	70,052
Currency translation adjustment	—	—	—	—	149	—	—	(3,845)	(3,696)
Realized gains on available-for-sale investments	—	—	—	—	(3,589)	—	—	—	(3,589)

Comprehensive income									5,644
Net transfers to Rockwell	—	—	(796)	—	3,589	—	—	(51,335)	(48,542)
The Distribution	189,763	189,763	707,309	—	—	—	—	(897,072)	—
Issuance of common stock	6,624	6,624	42,467	—	—	—	(20,568)	—	28,523
Tax benefits from stock plans	—	—	20,583	—	—	—	—	—	20,583
Compensation expense under restricted stock plan	—	—	—	—	—	—	19,570	—	19,570

Balance at September 30, 1999	196,387	196,387	769,563	70,052	149	—	(998)	—	1,035,153
Net loss	—	—	—	(190,927)	—	—	—	—	(190,927)
Currency translation adjustment	—	—	—	—	(539)	—	—	—	(539)
Change in unrealized gains on available-for- sale investments, net of tax	—	—	—	—	47,685	—	—	—	47,685

Comprehensive loss									(143,781)
Purchase acquisitions	26,988	26,988	1,761,138	—	—	—	(19,453)	—	1,768,673
Issuance of common stock	7,788	7,788	71,463	—	—	—	(6,511)	—	72,740
Tax benefits from stock plans	—	—	166,102	—	—	—	—	—	166,102
Purchase of treasury stock	(30)	—	—	—	—	(1,619)	—	—	(1,619)
Compensation expense related to employee stock plans	1	1	6,849	—	—	—	2,641	—	9,491

Balance at September 30, 2000	231,134	231,164	2,775,115	(120,875)	47,295	(1,619)	(24,321)	—	2,906,759
Net loss	—	—	—	(1,445,334)	—	—	—	—	(1,445,334)
Currency translation adjustment	—	—	—	—	(18,362)	—	—	—	(18,362)
Change in unrealized gains on investments, net of tax	—	—	—	—	(46,094)	—	—	—	(46,094)
Unrealized loss on forward exchange contracts	—	—	—	—	(43)	—	—	—	(43)

Comprehensive loss									(1,509,833)
Purchase acquisitions	7,494	7,494	66,653	—	—	—	3,819	—	77,966
Conversion of debt	11,046	11,046	237,896	—	—	—	—	—	248,942
Issuance of common stock	4,196	4,196	29,788	—	—	—	(1,106)	—	32,878
Tax benefits from stock plans	—	—	1,484	—	—	—	—	—	1,484
Purchase of treasury stock	(11)	—	—	—	—	(188)	—	—	(188)
Compensation expense related to employee stock plans	—	—	2,269	—	—	—	12,899	—	15,168

Balance at September 30, 2001	253,859	$253,900	$3,113,205	$(1,566,209)	$(17,204)	$(1,807)	$(8,709)	$—	$1,773,176

See accompanying notes to consolidated financial statements.

CONEXANT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Conexant Systems, Inc. (Conexant or the Company) designs, develops and sells semiconductor system solutions for communications applications. The Company’s expertise in mixed-signal processing allows it to deliver integrated systems and semiconductor products which facilitate communications worldwide through wireline voice and data communications networks and emerging cable, satellite and fixed wireless broadband communications networks. The Company operates in two business segments: the Broadband Communications business and Mindspeed Technologies™, the Company’s Internet infrastructure business.

On December 31, 1998, Conexant became an independent publicly-held company when Rockwell International Corporation (Rockwell) spun off Conexant, then a wholly-owned subsidiary of Rockwell, by means of a distribution (the Distribution) of all the outstanding shares of common stock of Conexant to the shareholders of Rockwell in a tax-free spin-off. Prior to the Distribution, Conexant (formerly named Rockwell Semiconductor Systems, Inc.), together with certain other subsidiaries of Rockwell, operated Rockwell’s semiconductor systems business (Semiconductor Systems). Conexant was incorporated as Rockwell Semiconductor Systems, Inc. in Delaware on September 16, 1996 and changed its name to Conexant Systems, Inc. on October 14, 1998. All references herein to Conexant or the Company for periods prior to the Distribution include Semiconductor Systems.

In March 2001, the Company’s Board of Directors approved in principle a revised plan for the separation of the Broadband Communications and Mindspeed Technologies businesses. Although current business conditions have delayed the separation, the Company remains committed to completing the separation as soon as business and market conditions permit. The separation is subject to receipt of a ruling from the Internal Revenue Service (IRS) that the related spin-off will qualify as a tax-free distribution and may be subject to the approval of the Company’s shareholders. An IRS ruling has been received and although it is generally binding on the IRS, its continuing validity will depend on the form of the separation transaction and the extent of intervening events between the date of the ruling and the separation. There can be no assurance that the separation will be successfully completed.

2. Summary of Significant Accounting Policies

Basis of Presentation The consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, include the accounts of the Company and each of its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

For periods prior to the Distribution, the financial statements include the operating results of Conexant while it was part of Rockwell. Financial statements prior to the Distribution are not necessarily indicative of what the financial position, results of operations, or cash flows would have been had Conexant been an independent company during such periods. Financial data included in the accompanying consolidated financial statements, for periods subsequent to the Distribution, have been prepared on a basis that reflects the historical assets, liabilities and operations of the business contributed to Conexant by Rockwell.

Stock Split Common share and per common share amounts for all periods presented have been restated to reflect the two-for-one stock split (in the form of a dividend) effected on October 29, 1999 for shareholders of record as of September 24, 1999.

Fiscal Year The Company maintains a fifty-two/fifty-three week fiscal year ending on the Friday closest to September 30. Fiscal years 2001, 2000 and 1999 each comprised 52 weeks and ended on September 28, September 29 and October 1, respectively. For convenience, the accompanying consolidated financial statements have been shown as ending on the last day of the calendar month.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Among the significant estimates affecting the financial statements are those related to inventories, long-lived assets, income taxes and litigation. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revenue Recognition Revenues from product sales are recognized upon shipment and transfer of title, in accordance with the shipping terms specified in the arrangement with the customer. Revenue recognition is deferred in all instances where the earnings process is incomplete. Certain product sales are made to electronic component distributors under agreements allowing for a right to return unsold products. Recognition of revenue on all sales to these distributors is deferred until the products are sold by the distributors to a third party. A reserve for sales returns and allowances for other customers is recorded based on historical experience or specific identification of an event necessitating a reserve. Development revenue is recognized when services are performed and was not significant for any of the periods presented.

The Company adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101) in the fourth quarter of fiscal 2001. The adoption of SAB 101 did not have a significant impact on the Company’s financial position or results of operations.

Cash and Cash Equivalents The Company considers all highly-liquid investments with insignificant interest rate risk and original maturities of three months or less from the date of purchase to be cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair values.

Inventories Inventories are stated at the lower of cost or market. Cost is computed using the average cost method on a currently adjusted standard basis (which approximates actual cost); market is based upon estimated net realizable value. The valuation of inventories at the lower of cost or market requires the use of estimates as to the amounts of current inventories that will be sold. These estimates are dependent on the Company’s assessment of current and expected orders from its customers, and orders generally are subject to cancellation with limited advance notice prior to shipment.

Property, Plant and Equipment Property, plant and equipment is stated at cost. Depreciation is based on estimated useful lives (principally 50 years for buildings and 10 to 30 years for building improvements; 5 years for machinery and equipment; and the shorter of the remaining terms of the leases or the estimated economic useful lives of the improvements for land and leasehold improvements). Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs, as well as renewals of a minor amount, are charged to expense.

In connection with the write-down of certain wafer fabrication facilities and related machinery and equipment in fiscal 2001 (see Note 14), the Company reduced the estimated economic useful lives of certain assets such that the new cost basis will be depreciated over periods that range from one to six years.

Goodwill and Intangible Assets Goodwill and intangible assets principally result from business acquisitions. The Company accounts for business acquisitions by assigning the purchase price to tangible and intangible assets and liabilities, including purchased in-process research and development (IPRD) projects which have not yet reached technological feasibility and have no alternative future use. Assets acquired and liabilities assumed are recorded at their fair values; the excess of the purchase price over the net assets acquired is recorded as goodwill. The value of IPRD is immediately charged to expense upon completion of the acquisition. Goodwill, patents, developed technology, and other intangibles are amortized on a straight-line basis over their estimated useful lives, ranging from 2 to 10 years.

Impairment of Long-Lived Assets The Company continually monitors events or changes in circumstances that could indicate that the carrying amount of long-lived assets to be held and used, including goodwill and intangible assets, may not be recoverable. The determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. When impairment is indicated for a long-lived asset, the amount of impairment loss is the excess of net book value over fair value. Long-lived assets to be

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

disposed of are reported at the lower of carrying amount or fair value less costs to sell. During fiscal 2001 and 1999, the Company recorded impairment charges as discussed in Notes 6 and 14.

Foreign Currency Translation and Remeasurement The Company’s foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency of the Company’s principal foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign functional currencies are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates and income and expense items are translated at the average exchange rates prevailing during the period. The resulting foreign currency translation adjustments are accumulated as a component of other comprehensive income. For the remainder of the Company’s foreign subsidiaries, the functional currency is the U.S. dollar. Inventories, property, plant and equipment, cost of goods sold, and depreciation for those operations are remeasured from foreign currencies into U.S. dollars at historical exchange rates; other accounts are translated at current exchange rates. Gains and losses resulting from those remeasurements are included in income. Gains and losses resulting from foreign currency transactions are recognized currently in income.

Derivative Financial Instruments In the first quarter of fiscal 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities”. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative, and its designation as a hedge. Derivatives that are not hedges must be adjusted to fair value through earnings. If a derivative is a hedge, depending on the nature of the hedge, changes in fair value of derivatives either offset the change in fair value of the hedged assets, liabilities or firm commitments through earnings, or are recognized in other comprehensive income until the hedged item is recognized in earnings. The change in a derivative’s fair value related to the ineffective portion of a hedge, if any, is immediately recognized in earnings. The adoption of SFAS 133 did not have a significant effect on the Company’s financial position or results of operations.

The Company uses derivatives (principally foreign currency forward exchange contracts) to manage exposures to foreign currency risks. The Company’s objectives are to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange rates. The Company may use other derivatives from time to time to manage its exposure to changes in interest rates, equity prices or other risks. The Company does not enter into derivative financial instruments for speculative or trading purposes.

At September 30, 2001, the Company had approximately $4.9 million of foreign currency forward contracts outstanding, principally to sell Japanese yen. These contracts mature at various dates through February 2002 and are with major financial institutions. The Company has designated certain forward contracts as hedges of forecasted intercompany transactions. Unrealized gains and losses on these contracts are recorded as a component of accumulated other comprehensive income. Other forward contracts are designated as hedges of intercompany accounts of the Company’s foreign subsidiaries. Unrealized gains and losses on these forward contracts are recorded currently through earnings, and offset the corresponding losses and gains on the assets and liabilities being hedged. The fair value of the foreign currency forward contracts at September 30, 2001 and changes in fair values during fiscal 2001 was not significant. During fiscal 2001, there were no significant gains or losses recognized in earnings for hedge ineffectiveness.

Stock-Based Compensation The Company accounts for employee stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations and has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”.

Income Taxes The provision (benefit) for income taxes is determined in accordance with SFAS No. 109, “Accounting For Income Taxes”. Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Concentrations Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, investments and trade accounts receivable. The Company invests its cash balances through high-credit quality financial institutions. The Company places its investments in investment-grade debt securities and limits its exposure to any one issuer. The Company’s trade accounts receivable primarily are derived from sales to manufacturers of communications products, consumer products and personal computers. Management believes that credit risks are moderated by the diversity of its products, end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers’ financial condition and requires collateral, such as letters of credit and bank guarantees, whenever deemed necessary.

At September 30, 2001, three customers accounted for 12%, 11% and 11% of the Company’s accounts receivable; at September 30, 2000, one customer accounted for 12% of the Company’s accounts receivable. In fiscal 2001, one distributor accounted for 11% of net revenues and no other customer accounted for 10% or more of net revenues. No individual customer accounted for 10% or more of net revenues for fiscal 2000 or 1999.

Supplemental Cash Flow Information Interest paid, net of amounts capitalized, was $35.1 million, $26.0 million and $0.6 million during fiscal 2001, 2000 and 1999, respectively. Income taxes paid were $6.5 million, $20.6 million and $-0- during fiscal 2001, 2000 and 1999, respectively.

Comprehensive Income Other comprehensive income includes foreign currency translation adjustments, unrealized losses on forward exchange contracts and unrealized holding gains on available-for-sale marketable securities. The amounts of other comprehensive income presented in the consolidated statements of shareholders’ equity are net of tax. Foreign currency translation adjustments are not presented net of any tax effect as the Company does not expect to incur any tax liability or benefit related thereto. The components of accumulated other comprehensive income (loss) at fiscal year-ends are as follows (in thousands):

	2001	2000

Unrealized gains on available-for-sale securities	$1,591	$47,685
Unrealized loss on forward exchange contracts	(43)	—
Foreign currency translation adjustments	(18,752)	(390)

Accumulated other comprehensive income (loss)	$(17,204)	$47,295

Recent Accounting Standards In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS 141 requires that all business combinations be accounted for using the purchase method and provides new criteria for recording intangible assets separately from goodwill. Existing goodwill and intangible assets will be evaluated against this new criteria, which may result in certain intangible assets being subsumed into goodwill. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets that have indefinite useful lives will not be amortized into results of operations, but instead will be tested at least annually for impairment and written down when impaired. The Company will be required to adopt the provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 as of the beginning of fiscal 2003. However, SFAS 142 is immediately applicable to any goodwill and intangible assets the Company may acquire after June 30, 2001. Upon adoption, the Company will cease amortizing goodwill against its results of operations, reducing annual amortization expense by approximately $270 million. In addition, the Company will be required to evaluate goodwill for impairment as of October 1, 2002. If the recorded value of goodwill exceeds its estimated fair value at that date, the Company will write down the value of goodwill to estimated fair value. The Company is evaluating the impact of adopting the new standards. In addition, impairment reviews may result in charges against earnings to write down the value of goodwill.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which supersedes previous guidance on financial accounting and reporting for the impairment or disposal of long-lived assets and for segments of a business to be disposed of. Adoption of SFAS 144 is required no later than the beginning of fiscal 2003. Management does not expect the adoption of SFAS 144 to have a significant impact on the Company’s financial position or results of operations. However, future impairment reviews may result in charges against earnings to write down the value of long-lived assets.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In August 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. The Company must apply SFAS 146 prospectively to exit or disposal activities initiated after December 31, 2002. If the Company initiates exit or disposal activities after that date, SFAS 146 will affect the timing of the recognition of the related costs. Management does not expect the adoption of SFAS 146 to have a significant impact on the Company’s financial position.

Reclassifications Certain prior year amounts have been reclassified to conform to the current year presentation. Additionally, the Company has reclassified the fiscal 2000 special charge for litigation in the accompanying consolidated statement of operations.

3. Spin-off and Merger of Wireless Communications Business

On June 25, 2002, Conexant completed the distribution to Conexant shareholders of outstanding shares of Washington Sub, Inc. (Washington), a wholly-owned subsidiary of Conexant to which Conexant contributed its wireless communications business, other than certain assets and liabilities which Conexant retained (together, the Spin-off Transaction). Immediately thereafter, Washington merged with and into Alpha Industries, Inc. (Alpha), with Alpha the surviving corporation (the Merger). As a result of the Spin-off Transaction and the Merger, Conexant shareholders received 0.351 of a share of Alpha common stock for each Conexant share held and continued to hold their Conexant shares.

Upon completion of the Merger, Alpha and its subsidiaries purchased Conexant’s semiconductor assembly, module manufacturing and test facility located in Mexicali, Mexico and Conexant’s package design team that supports the Mexicali facility (together, the Mexicali Operations) for $150 million. In connection with the purchase, Conexant, Alpha and certain subsidiaries of Alpha entered into a financing agreement pursuant to which Alpha and a subsidiary of Alpha delivered to Conexant promissory notes for $150 million (the Term Notes) guaranteed by Alpha and certain Alpha subsidiaries and secured by substantially all the assets of Alpha in payment of the purchase price for the Mexicali facility and the package design team. The Term Notes, dated June 25, 2002, were to mature 50 percent in March 2003 and 50 percent in June 2003 and were to bear interest initially at 10 percent, increasing to 12 percent in three months and 15 percent in six months. The financing agreement also provided for a revolving credit facility under which Alpha could borrow up to $100 million, less specified reserves, for one year at the same interest rate and with the same security applicable to the Term Notes.

Effective June 26, 2002, Alpha changed its name to Skyworks Solutions, Inc. (Skyworks).

The Spin-off Transaction and the Merger were completed pursuant to the Contribution and Distribution Agreement and the Agreement and Plan of Reorganization entered into as of December 16, 2001 (the measurement date for financial accounting purposes), as amended. The accompanying consolidated financial statements have been restated to reflect the wireless communications business and Mexicali operations as discontinued operations. For financial accounting purposes, the sale of the Mexicali operations by Conexant to Alpha will be treated as if Conexant had contributed the Mexicali operations to Washington as part of the Spin-off Transaction, and the $150 million purchase price will be treated as a return of capital to Conexant. The carrying value of the assets and liabilities which the Company contributed to Washington (including the Mexicali operations) was $210.4 million.

The operating results of the discontinued wireless communications business and Mexicali operations included in the accompanying consolidated statements of operations were as follows (in thousands):

	2001	2000	1999

Net revenues	$215,502	$312,983	$176,015

Loss before income taxes	$(320,092)	$(68,200)	$(15,829)
Income tax benefit	(45,028)	(10,432)	(15,748)

Loss from discontinued operations	$(275,064)	$(57,768)	$(81)

The loss from discontinued operations for fiscal 2001 includes asset impairments of $86.2 million and inventory write-downs of $58.7 million.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The components of assets and liabilities of discontinued operations at fiscal year ends are as follows (in thousands):

	2001	2000

Current assets:
Receivables, net	$40,754	$67,562
Inventories	37,383	89,983
Other current assets	3,225	5,295

	$81,362	$162,840

Non-current assets:
Property, plant and equipment, net	$169,547	$263,427
Goodwill and intangible assets, net	59,824	73,627
Other assets	3,470	61

	$232,841	$337,115

Current liabilities:
Accounts payable	$2,653	$5,200
Accrued compensation and benefits	12,363	19,212
Other current liabilities	7,804	6,958

	$22,820	$31,370

Non-current liabilities	$3,806	$3,767

4. Acquisitions

During fiscal 2001 and 2000, the Company completed eleven acquisitions that were accounted for using the purchase method of accounting.

Fiscal 2001

In February 2001, the Company acquired HyperXS Communications, Inc. (HyperXS), a developer of semiconductors and related software products for high-speed Internet access devices.

Fiscal 2000

In January 2000, the Company acquired Microcosm Communications Limited (Microcosm), a technology leader in the field of high-speed integrated circuits for fiber optic communications located in Bristol, England.

In March 2000, the Company acquired Maker Communications, Inc. (Maker), a fabless semiconductor company that develops and markets high-performance programmable network processors, software solutions and development tools.

In June 2000, the Company acquired HotRail, Inc. (HotRail), a fabless semiconductor company developing advanced, integrated complementary metal-oxide semiconductor (CMOS) technologies for high-speed switching, interconnect and scalable processing for networking systems.

During fiscal 2000, the Company also completed the acquisitions of Applied Telecom, Inc. (Applied Telecom), Istari Design, Inc. (Istari), Novanet Semiconductor Limited (Novanet), NetPlane Systems, Inc. (NetPlane), Sierra Imaging, Inc. (Sierra), and the wireless broadband unit of Oak Technology, Inc., each engaged in the development and sale of semiconductors and related software products for communications and imaging applications.

Consideration for the fiscal 2001 and 2000 acquisitions consisted of cash, shares of the Company’s common stock or a combination of cash and stock and the fair value of outstanding stock options of the acquired companies converted into options to purchase shares of the Company’s common stock.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company’s acquisitions are summarized below (in thousands):

	Shares of
	Conexant						Identified
	common stock	Options		Total value of			intangible
	issued	converted	Cash paid	consideration	IPRD	Goodwill	assets

Fiscal 2001
HyperXS	75	210	$7,500	$11,036	$—	$9,139	$—

Fiscal 2000
Microcosm	7,012	1,022	$3,265	$153,227	$27,400	$86,478	$49,720
Maker	12,651	1,637	—	979,591	118,500	717,163	171,760
HotRail	6,518	1,337	—	355,677	26,100	284,674	55,540
Novanet	2,019	294	—	105,423	17,317	87,530	658
NetPlane	1,927	305	—	86,981	2,031	58,507	18,895
Other acquisitions	1,805	277	17,120	99,956	—	82,719	13,184

	31,932	4,872	$20,385	$1,780,855	$191,348	$1,317,071	$309,757

Also in fiscal 2000, the Company’s discontinued wireless communications business completed the acquisition of Philsar Semiconductor, Inc. for aggregate consideration of $110.0 million, consisting of 2.5 million shares of the Company’s common stock and the conversion of outstanding Philsar stock options into options to purchase 525,000 shares of the Company’s common stock.

The total value of the fiscal 2001 and 2000 acquisitions includes additional consideration of $88.7 million paid in fiscal 2001 upon the achievement of certain performance and technology goals and the expiration of indemnity, escrow or holdback provisions of the related acquisition agreements. The additional consideration consisted of $7.5 million in cash, approximately 7.5 million shares of common stock and options to purchase 928,000 shares of common stock. An additional $10.0 million, payable in fiscal 2002, has been accrued as of September 30, 2001. The terms of the acquisition agreements include provisions under which the former shareholders could receive additional consideration of up to $25.0 million in cash and 225,000 shares of the Company’s common stock if certain performance and technology goals are achieved. To the extent such additional consideration becomes payable, it will be accounted for as additional purchase price and will increase the amounts of goodwill related to the acquired businesses.

The value of the common stock issued was based on market prices at the time of announcement of the acquisition or, in the case of the additional consideration, at the time of resolution of the contingency. The value of the options converted was determined using the Black-Scholes option pricing model, based upon their various exercise prices (which ranged from $1.00 to $44.32 per share), and remaining contractual lives (ranging from two to ten years) and the following additional assumptions: estimated volatility of 60%, risk-free interest rate of 5.9% to 6.0% and no dividend yield. The value of the consideration for each acquisition has been allocated among the assets and liabilities acquired, including identified intangible assets and IPRD, based upon estimated fair values. The excess of the value of the consideration over the net assets acquired is allocated to goodwill. The tangible assets of the business acquired by the continuing operations in fiscal 2001 totaled $0.1 million. The tangible assets of the businesses acquired by the continuing operations in fiscal 2000 totaled $51.5 million, net of liabilities of $18.5 million.

Identified intangible assets, principally consisting of developed technology, are being amortized over estimated lives of two to five years (principally five years). The goodwill balances related to each of the acquisitions are being amortized over estimated lives of five years and are not deductible for income tax purposes.

During fiscal 2001 and 2000, the Company allocated $2.0 million and $19.5 million, respectively, of the purchase consideration to deferred compensation. These amounts represent the fair value of Conexant common stock subject to repurchase agreements and, for acquisitions completed after the effective date of FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation”, the intrinsic value of unvested options assumed by Conexant. The deferred compensation is being recognized over the remaining vesting period of the common stock or options. A total of $9.4 million of compensation expense was recognized during fiscal 2001.

In connection with five of the fiscal 2000 acquisitions, an aggregate of $191.3 million was allocated to IPRD, and expensed immediately upon completion of the acquisitions (as a charge not deductible for tax purposes), because the technological feasibility of products under development had not been established and no future alternative uses

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

existed. The fair value of the IPRD for each of the acquisitions was determined using the income approach. Under the income approach, expected future after-tax cash flows from each of the projects or product families (projects) under development are estimated and discounted to their net present value at an appropriate risk-adjusted rate of return. Each project was analyzed to determine the technological innovations included in the project; the existence and utilization of core technology; the complexity, cost and time to complete the remaining development efforts; the existence of any alternative future use or current technological feasibility; and the stage of completion in development. Future cash flows for each project were estimated based on forecasted revenues and costs, taking into account the expected life cycles of the products and the underlying technology, relevant market sizes and industry trends. While the acquired companies were development stage companies, or had limited operating histories, the forecasted revenues and costs were generally consistent with historical pricing, gross margins and expense levels, where applicable. Future cash flows from the significant acquired projects were expected to commence at various dates within six to eighteen months of acquisition.

The projects were then classified as developed technology, IPRD or future development. The estimated future cash flows for each were discounted to approximate fair value. Discount rates, ranging from 20% to 35% for IPRD and from 17% to 28% for developed technology, were derived from a weighted average cost of capital analysis, adjusted upward to reflect additional risks inherent in the development process, including the probability of achieving technological success and market acceptance. The IPRD charge includes the fair value of the portion of IPRD completed as of the date of acquisition. The fair values assigned to IPRD to-be-completed and future development are included in goodwill. The Company is responsible for the amounts determined for IPRD, as well as developed technology, and believes the amounts are representative of fair values and do not exceed the amounts an independent party would pay for these projects. Failure to complete the IPRD projects and deliver new products to the market on a timely basis, or to achieve expected market acceptance or revenue and expense forecasts, could have a significant impact on the financial results and operations of the acquired businesses.

The results of operations of the acquired companies are included in the consolidated financial statements from the dates of acquisition. The pro forma statement of operations data for fiscal 2000 and 1999 below assume that each of the fiscal 2000 acquisitions in the Company’s continuing operations had been completed as of the beginning of each period presented. The pro forma effect of the HyperXS acquisition was not material to the Company’s results of operations for fiscal 2001 or 2000. The pro forma data include amortization of goodwill and identified intangibles from that date. However, the impact of the charges for IPRD has been excluded. The pro forma data are presented for informational purposes only, and are not necessarily indicative of the results of future operations nor of the results that would have been achieved had the acquisitions taken place at the beginning of fiscal 1999.

	2000	1999

	(in thousands, except
	per share amounts)
Net revenues	$1,819,553	$1,309,431
Loss from continuing operations	(79,246)	(288,070)
Loss from continuing operations per share, basic and diluted	$(0.35)	$(1.33)

5. Marketable Securities

Marketable securities include commercial paper, corporate bonds, government securities and marketable equity securities. All of the Company’s marketable securities are classified as available for sale and are recorded at fair value, based upon quoted market prices. As of September 30, 2001, unrealized gains of $1.6 million (net of related income taxes of $1.2 million) on these securities are included in accumulated other comprehensive income. The Company’s available-for-sale marketable securities are classified as short-term investments in the consolidated balance sheet at September 30, 2001 as the Company intends to sell these securities as necessary to meet its liquidity requirements.

Available-for-sale securities consist of the following (in thousands):

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Fair
	Cost	Gains	Losses	Value

September 30, 2001:
U.S. government agencies	$38,393	$380	$(4)	$38,769
Foreign government securities	11,370	197	—	11,567
Corporate debt securities	104,069	2,256	(1)	106,324

	$153,832	$2,833	$(5)	$156,660

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Fair
	Cost	Gains	Losses	Value

September 30, 2000:
U.S. government agencies	$14,795	$1	$(60)	$14,736
Corporate debt securities	5,961	2	(7)	5,956
Equity securities	15,374	77,207	—	92,581

	$36,130	$77,210	$(67)	$113,273

The amortized cost and estimated fair value of debt securities at September 30, 2001, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Amortized	Fair
	Cost	Value

Due in 1 year or less	$58,345	$59,494
Due in 1 – 2 years	66,533	67,516
Due in 2 – 5 years	20,451	20,966
Due after 5 years	8,503	8,684

	$153,832	$156,660

6. Supplemental Financial Statement Data

Inventories at fiscal year-ends consist of the following (in thousands):

	2001	2000

Raw material	$5,621	$25,497
Work-in-process	72,756	159,299
Finished goods	6,637	66,223

	$85,014	$251,019

Cost of goods sold for fiscal 2001 includes inventory write-downs of $188.8 million. These write-downs resulted from the sharply reduced end-customer demand for PCs and Internet infrastructure equipment experienced during fiscal 2001. As a result of these market conditions, the Company experienced a significant number of order cancellations and a decline in the volume of new orders beginning in the fiscal 2001 first quarter, and becoming more pronounced in the second quarter. The inventories written down in fiscal 2001 principally consisted of the Company’s voiceband processors, multi-megabit DSL transceivers, satellite set-top box tuners and demodulators, ADSL modems and analog modems for non-PC applications.

The Company assesses the recoverability of inventories through an on-going review of inventory levels in relation to sales backlog and forecasts, product marketing plans and product life cycles. When the inventory on hand exceeds the foreseeable demand, the value of inventory that at the time of the review is not expected to be sold is written down. The amount of the write-down is the excess of historical cost over estimated realizable value (generally zero). Once established, these write-downs are considered permanent adjustments to the cost basis of the excess inventory.

The assessment of the recoverability of inventories, and the amounts of any write-downs, is based on currently available information and assumptions about future demand (generally over six months) and market conditions. Demand for the Company’s products may fluctuate significantly over time, and actual demand and market conditions may be more or less favorable than those projected by management. In the event that actual demand is lower than originally projected, additional inventory write-downs may be required.

The Company may retain and make available for sale some or all of the inventories which have been written down. In the event that actual demand is higher than originally projected, the Company may be able to sell a portion of these inventories in the future. The Company generally scraps inventories which have been written-down and are identified as obsolete.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Property, plant and equipment at fiscal year-ends consist of the following (in thousands):

	2001	2000

Land	$7,260	$6,764
Land and leasehold improvements	17,067	4,320
Buildings	107,242	366,923
Machinery and equipment	604,858	880,790
Construction in progress	31,420	77,667

	767,847	1,336,464
Accumulated depreciation and amortization	(549,961)	(771,380)

	$217,886	$565,084

Interest capitalized into construction in progress was $0, $1.3 million and $1.5 million during fiscal 2001, 2000 and 1999, respectively.

Goodwill and intangible assets at fiscal year-ends consist of the following (in thousands):

	Life in years	2001	2000

Goodwill	3 – 10	$1,337,525	$1,251,163
Developed technology	5 – 8.5	296,625	300,666
Other intangible assets	2 – 10	60,390	61,990

		1,694,540	1,613,819
Accumulated amortization		(503,111)	(180,120)

		$1,191,429	$1,433,699

Other assets at fiscal year-ends consist of the following (in thousands):

	2001	2000

Advance payments to vendors	$156,496	$96,030
Investments, at cost	83,095	75,942
Other	24,938	37,023

	$264,529	$208,995

The advance payments to vendors were paid to wafer suppliers under agreements for foundry capacity. These advance payments will be repaid upon the termination of the agreements, or earlier if certain conditions are met. Investments consist of non-marketable equity interests in early stage technology companies, which are accounted for under the cost method, as the Company has less than 20% of the voting rights and does not exercise significant influence. In connection with certain of these investments, the Company may be required to invest up to an additional $19.3 million.

Other current liabilities at fiscal year-ends consist of the following (in thousands):

	2001	2000

Litigation and environmental liabilities	$21,305	$56,393
Other	78,757	31,839

	$100,062	$88,232

Other income, net consists of the following (in thousands):

	2001	2000	1999

Investment and interest income	$29,622	$41,948	$10,198
Gain on sale of investments	23,251	—	4,614
Interest expense	(33,608)	(35,943)	(10,800)
Write-down of non-marketable investments	(13,051)	—	—
Other	(5,825)	324	1,977

	$389	$6,329	$5,989

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. Income Taxes

The components of the provision (benefit) for income taxes on continuing operations are as follows (in thousands):

	2001	2000	1999

Current:
United States	$(8,000)	$70,304	$(22,604)
Foreign	1,525	6,049	4,401
State and local	—	7,237	(3,556)

Total current	(6,475)	83,590	(21,759)

Deferred:
United States	(94,597)	(9,944)	40,457
Foreign	479	(4,527)	478
State and local	(5,717)	(6,083)	(13,601)

Total deferred	(99,835)	(20,554)	27,334

	$(106,310)	$63,036	$5,575

The total provision (benefit) for income taxes is recorded as follows (in thousands):

	2001	2000	1999

Continuing operations	$(106,310)	$63,036	$5,575
Discontinued operations	(45,028)	(10,432)	(15,748)
Extraordinary gain	4,426	—	—

	$(146,912)	$52,604	$(10,173)

Deferred income tax assets and liabilities at fiscal year-ends consist of the tax effects of temporary differences related to the following (in thousands):

	2001	2000

Deferred tax assets:
Accounts receivable	$6,654	$2,251
Inventories	110,072	29,635
Property, plant and equipment	97,611	—
Deferred revenue	8,477	10,659
Accrued compensation and benefits	7,843	7,260
Product returns and allowances	4,721	11,860
Retirement benefits and deferred compensation	24,498	22,765
Litigation settlement	7,591	21,615
Net operating losses	283,624	48,809
Research and development credits	93,396	52,963
State investment credits	15,657	17,199
Other — net	11,391	5,445
Valuation allowance	(303,275)	—

Total deferred tax assets	368,260	230,461

Deferred tax liabilities:
Property, plant and equipment	—	5,013
Intangible assets	74,438	83,141
Unrealized gains on investments	1,237	29,458
Deferred state taxes	33,431	11,378
Other — net	—	4,925

Total deferred tax liabilities	109,106	133,915

Net deferred tax assets	$259,154	$96,546

Based upon the large operating losses and expected future operating results, management determined that it is more likely than not that a portion of the additional income tax benefits which arose during fiscal 2001 will not be realized. Consequently, the Company established a valuation allowance of $303.3 million for the portion of its deferred tax assets that are not expected to be realized through the reduction of future income tax payments. Management believes the remaining portion of the deferred tax assets are more likely than not to be realized based on current expectations of future earnings and available tax planning strategies.

As of September 30, 2001, the Company has U.S. Federal net operating loss carryforwards of approximately $704 million which expire at various dates through 2021 and aggregate state net operating loss carryforwards of approximately $746 million which expire at various dates through 2006. The Company also has U.S. Federal and

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

state income tax credit carryforwards of approximately $48 million and $76 million, respectively. The U.S. Federal credits expire at various dates through 2021. California Manufacturers’ Investment Credits of approximately $31 million expire at various dates through 2009, while the remaining state credits of approximately $45 million have no expiration date. Approximately $15 million of the California Manufacturers’ Investment Credit carryforward was earned while the Company was part of Rockwell. Under the terms of the tax allocation agreement with Rockwell, Conexant must pay Rockwell approximately $15 million when the benefits from such portion of the California Manufacturers’ Investment Credit carryforwards are realized.

Tax benefits from the exercise of stock options (including payments received under the tax allocation agreement with Rockwell) totaling $1.5 million, $166.1 million and $20.6 million for fiscal 2001, 2000 and 1999, respectively, were credited directly to shareholders’ equity.

The results of Conexant’s operations for the quarter ended December 31, 1998 were included in the U.S. Federal, state, local and foreign income tax returns of Rockwell. The remaining results of operations for Conexant are included in separate Conexant income tax returns. Rockwell has agreed to indemnify Conexant for income tax liabilities and retained the rights to tax refunds relating to any operations included in Rockwell’s income tax returns. Income taxes included in the consolidated statement of operation for the period prior to the spin-off from Rockwell were determined based on the “separate return” method.

A reconciliation of income taxes computed at the U.S. Federal statutory income tax rate to the provision (benefit) for income taxes on continuing operations follows (in thousands):

	2001	2000	1999

U.S. Federal statutory tax at 35%	$(449,352)	$(24,543)	$6,505
State taxes, net of federal effect	(42,932)	1,178	(3,870)
Foreign income taxes in excess of U.S.	4,221	29,174	1,281
Research and development credits	(15,670)	(15,000)	(5,553)
Nondeductible amortization of intangible assets	89,592	34,954	—
Nondeductible reorganization costs	20,481	—	—
Nondeductible IPRD	—	42,794	—
Valuation allowance	303,275	—	—
Other	(15,925)	(5,521)	7,212

Provision (benefit) for income taxes	$(106,310)	$63,036	$5,575

Income (loss) before income taxes from continuing operations consists of the following components (in thousands):

	2001	2000	1999

United States	$(1,280,982)	$8,882	$8,302
Foreign	(2,882)	(79,005)	10,283

	$(1,283,864)	$(70,123)	$18,585

No provision has been made for U.S. Federal, state or additional foreign income taxes which would be due upon the actual or deemed distribution of approximately $27.1 million and $20.6 million of undistributed earnings of foreign subsidiaries as of September 30, 2001 and 2000, respectively, which have been or are intended to be permanently reinvested.

8. Long-Term Debt

In February 2000, the Company issued $650 million principal amount of its 4% Convertible Subordinated Notes due 2007 for net proceeds (after costs of issuance) of approximately $631.0 million. The notes are general unsecured obligations of the Company. Interest on the notes is payable in arrears semiannually on each February 1 and August 1. The notes are convertible, at the option of the holder, at any time prior to redemption or maturity into shares of the Company’s common stock at a conversion price of $108 per share, subject to certain adjustments. The notes may be redeemed, at the Company’s option, on or after February 6, 2003 at a declining premium to par. During fiscal 2001, the Company purchased $35.0 million principal amount of its 4% Convertible Subordinated Notes at prevailing market prices, resulting in an extraordinary gain of $7.3 million (net of income taxes of $4.4 million). At September 30, 2001, $615.0 million principal amount of the 4% Convertible Subordinated Notes were outstanding.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In May 1999, the Company issued $350 million principal amount of its 4¼% Convertible Subordinated Notes due 2006 for net proceeds (after costs of issuance) of approximately $339.6 million. The notes are general unsecured obligations of the Company. Interest on the notes is payable in arrears semiannually on each May 1 and November 1. The notes are convertible, at the option of the holder, at any time prior to redemption or maturity into shares of the Company’s common stock at a conversion price of $23.098 per share, subject to certain adjustments. The notes may be redeemed, at the Company’s option, on or after May 6, 2002 at a declining premium to par. During fiscal 2001, approximately $255.2 million principal amount of the Company’s 4¼% Convertible Subordinated Notes were converted into approximately 11.0 million shares of common stock at a cost to the Company of $42.6 million. At September 30, 2001, $94.8 million principal amount of the 4¼% Convertible Subordinated Notes were outstanding.

At September 30, 2001, the fair value of the convertible subordinated notes (based on quoted market prices) was approximately $398.3 million compared to their carrying value of $709.8 million.

In connection with the Spin-off Transaction and the Merger, the conversion prices of the Company’s 4% Convertible Subordinated Notes and 4¼% Convertible Subordinated Notes were adjusted to $52.986 and $11.332, respectively.

9. Commitments

The Company leases certain facilities and equipment under non-cancelable operating leases. Land and facility leases expire at various dates through 2010 and contain various provisions for rental adjustments including, in certain cases, adjustments based on increases in the Consumer Price Index. The leases generally contain renewal provisions for varying periods of time. Rental expense under operating leases was approximately $23.2 million, $13.9 million and $11.9 million during fiscal 2001, 2000 and 1999, respectively.

At September 30, 2001, future minimum payments under operating leases were as follows (in thousands):

Fiscal Year

2002	$21,361
2003	18,541
2004	15,270
2005	11,410
2006	5,269
Thereafter	2,321

Total future minimum payments	$74,172

10. Contingencies

Claims have been asserted against the Company alleging the use of the intellectual property rights of others in certain of the Company’s products. The resolution of these matters may entail the negotiation of a license agreement, a settlement, or the resolution of such claims through arbitration or litigation. In connection with its spin-off from Rockwell, Conexant assumed responsibility for all contingent liabilities and current and future litigation (including environmental and intellectual property proceedings) against Rockwell or its subsidiaries in respect of Semiconductor Systems.

The outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Company. Many intellectual property disputes have a risk of injunctive relief and there can be no assurance that a license will be granted. Injunctive relief could have a material adverse effect on the financial condition or results of operations of the Company. Based on its evaluation of matters which are pending or asserted and taking into account the Company’s reserves for such matters, management of the Company believes the disposition of such matters will not have a material adverse effect on the financial condition or results of operations of the Company.

Conexant has been designated as a potentially responsible party and is engaged in groundwater remediation at one Superfund site located at a former silicon wafer manufacturing facility and steel fabrication plant in Parker Ford, Pennsylvania formerly occupied by the Company. In addition, the Company is engaged in a remediation of groundwater contamination at its Newport Beach, California facility. Management currently estimates the aggregate

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

remaining costs for these remediations to be approximately $3.1 million and has accrued for these costs as of September 30, 2001.

11. Stock Plans

The Company’s authorized capital consists of 1,000,000,000 shares of common stock, par value $1 per share, and 25,000,000 shares of preferred stock, without par value, of which 1,500,000 shares are designated as Series A junior participating preferred stock (the Junior Preferred Stock).

The Company has a preferred share purchase rights plan to protect shareholders’ rights in the event of a proposed takeover of the Company. The preferred share purchase right (a Right) is attached to each share of common stock pursuant to which the holder may, in certain takeover-related circumstances, become entitled to purchase from the Company 1/200th of a share of Junior Preferred Stock at a price of $300, subject to adjustment. Also, in certain takeover-related circumstances, each Right (other than those held by an acquiring person) will generally be exercisable for shares of the Company’s common stock or stock of the acquiring person having a market value of twice the exercise price. In certain events, each Right may be exchanged by the Company for one share of common stock or 1/200th of a share of Junior Preferred Stock. The Rights expire on December 31, 2008, unless earlier exchanged or redeemed at a redemption price of $0.01 per Right, subject to adjustment.

Stock Options

The Company has stock option plans and long-term incentive plans under which employees and directors may be granted options to purchase shares of the Company’s common stock. As of September 30, 2001, approximately 4.0 million shares are available for grant under the stock option and long-term incentive plans. Stock options are generally granted at not less than the fair market value at grant date, generally vest over four years and expire eight or ten years after the grant date. The Company has also assumed stock option plans in connection with the business acquisitions completed during fiscal 2001 and 2000. A summary of stock option activity follows (shares in thousands):

	2001		2000		1999

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	shares	Price	shares	Price	shares	Price

Outstanding at beginning of year	60,679	$32.51	33,350	$9.80	—	$—
Issued with spin-off from Rockwell	—	—	—	—	20,113	6.99
Granted during period	28,880	12.48	32,404	53.37	18,727	11.91
Issued or assumed in connection with acquisitions	1,138	1.00	4,469	11.15	—	—
Exercised	(1,998)	6.08	(7,082)	7.41	(4,026)	5.81
Cancelled	(8,670)	34.44	(2,462)	35.49	(1,464)	9.21

Outstanding at end of year	80,029	25.36	60,679	32.51	33,350	9.80

Exercisable at end of year	23,889	22.05	12,211	8.32	9,910	6.54

The following table summarizes stock options outstanding at September 30, 2001 (shares in thousands):

			Outstanding			Exercisable

				Average	Weighted		Weighted
				Remaining	Average		Average
Range of			Number	Contractual	Exercise	Number	Exercise
Exercise Prices			of Shares	Life (Years)	Price	of Shares	Price

$0.24	—	$8.45	10,331	5.5	$6.19	8,596	$6.68
$8.47	—	$8.94	18,787	9.4	8.92	564	8.50
$8.95	—	$9.41	12,586	7.1	9.36	6,142	9.33
$9.45	—	$24.88	8,841	8.9	18.01	934	14.52
$25.00	—	$117.00	29,484	8.6	51.51	7,653	51.27

$0.24	—	$117.00	80,029	8.2	25.36	23,889	22.05

In September 2001, the Company commenced an offer to its employees to voluntarily exchange certain outstanding stock options. Under the terms of the offer, employees holding stock options having an exercise price equal to or

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

greater than $25.00 per share could exchange their options for new options to purchase an equal number of shares of the Company’s common stock (subject to adjustment in certain circumstances). Employees accepting the exchange offer were also required to exchange all options granted within six months of the exchange offer. Approximately 27.5 million options, with a weighted-average exercise price of $50.89 per share, were tendered by employees and on October 2, 2001 those options were accepted and cancelled by the Company. The Company undertook to grant new stock options to the affected employees, on a one-for-one basis, at least six months and one day after the acceptance of the old options for exchange and cancellation. In April 2002, the Company granted new options to purchase an aggregate of 26.7 million shares of its common stock at an exercise price of $11.71 per share (based upon the closing market price of the Company’s common stock on the grant date), with vesting and other provisions substantially the same as the old options.

In connection with the Spin-off Transaction, each option holder received an option to purchase an equal number of shares of Washington common stock. The exercise prices of the outstanding Conexant options and the Washington options were adjusted so that the aggregate intrinsic value of the options was equal to the intrinsic value of the Conexant option immediately prior to the Spin-off Transaction and the ratio of the exercise price per share to the market value per share of each option was the same immediately before and after the Spin-off Transaction. In the Merger, each outstanding Washington option was converted into an option to purchase Skyworks common stock based upon the exchange ratio in the Merger.

Restricted Stock

The Company’s long-term incentive plans also provide for awards of restricted shares of common stock and other stock-based incentive awards to officers and other employees and certain non-employees of the Company. Restricted stock awards are subject to forfeiture if employment terminates during the prescribed retention period (generally within two years of the date of award) or, in certain cases, if prescribed performance criteria are not met. During fiscal 2001, 2000 and 1999, the Company issued 106,000, 65,000 and 2.2 million restricted shares of common stock at weighted-average fair values per share of $9.29, $71.84 and $11.84, respectively. The fair value of restricted stock awards is charged to expense over the vesting period. In fiscal 2001, 2000 and 1999, the Company recorded compensation expense of $3.1 million, $1.8 million and $16.9 million, respectively, for the value of restricted stock awards.

Directors Stock Plan

The Company has a Directors Stock Plan which provides for each non-employee director to receive specified levels of stock option grants upon election to the Board of Directors and periodically thereafter. Under the Directors Stock Plan, each non-employee director may elect to receive all or a portion of the cash retainer to which the director is entitled through the issuance of common stock. As of September 30, 2001, 24,000 shares of Company common stock have been issued under the Directors Stock Plan and an aggregate of 125,000 shares of the Company’s common stock are available for grant under the Directors Stock Plan.

Employee Stock Purchase Plans

The Company has an employee stock purchase plan which allows eligible employees to purchase shares of the Company’s common stock at six-month intervals during a 24-month offering period at 85% of the lower of the fair market value on the first day of the 24-month offering period or on the purchase date. Under the employee stock purchase plan, employees may authorize the Company to withhold up to 10% of their compensation for each pay period to purchase shares under the plan, subject to certain limitations. Offering periods generally commence on the first trading day of February and August of each year and are generally 24 months in duration, but may be terminated earlier under certain circumstances. At September 30, 2001, an aggregate of 5.0 million shares of the Company’s common stock are available for future purchases under the plan.

Accounting for Stock-Based Compensation

As permitted under SFAS 123, the Company has elected to follow APB 25 and related interpretations in accounting for stock-based awards to employees. Under APB 25, the Company generally recognizes no compensation expense with respect to such awards.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Pro forma information is required by SFAS 123. This information is required to be determined as if the Company had accounted for stock-based awards to its employees under the fair value method of that Statement. Had compensation cost for stock option awards been determined based on the fair value at the grant date for awards, consistent with the provisions of SFAS 123, the Company’s pro forma loss from continuing operations and pro forma loss from continuing operations per share would have been the amounts indicated below (in thousands, except per share amounts):

	2001	2000	1999

Pro forma loss from continuing operations	$(1,470,155)	$(350,689)	$(15,548)
Pro forma loss from continuing operations per share, basic and diluted	$(6.01)	$(1.66)	$(0.08)

For purposes of pro forma disclosures under SFAS 123, the estimated fair value of the options is assumed to be amortized to expense over the options’ vesting period. The fair value of the options granted has been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2001	2000	1999

Risk-free interest rate	3.8%	5.9%	5.9%
Expected volatility	85%	60%	60%
Dividend yield	—	—	—
Expected life (years)	4.5	4.5	5.0
Weighted-average fair value of options granted	$8.18	$28.89	$5.42

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because options held by employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of these options.

12. Employee Benefit Plans

Retirement Savings Plans

The Company sponsors 401(k) retirement savings plans that allow eligible U.S. employees to contribute a portion of their compensation, on a pre-tax or after-tax basis, subject to annual limits. The Company may match employee contributions in whole or part up to specified levels, and the Company may make an additional discretionary contribution at fiscal year-end, based on the Company’s performance. All Company contributions to the retirement savings plans are invested in shares of the Company’s common stock and are vested immediately. Expense under the retirement savings plans was $10.6 million, $12.3 million and $6.3 million for fiscal 2001, 2000 and 1999, respectively.

Retirement Medical Plans

The Company has a retirement medical plan which covers certain of its employees and provides for medical payments to eligible employees and dependents upon retirement. At the time of the spin-off from Rockwell, the Company ceased offering retirement medical coverage to active salaried employees. Retirement medical expense, consisting principally of interest accrued on the accumulated retirement medical obligation, was approximately $2.9 million, $3.8 million and $1.5 million in fiscal 2001, 2000 and 1999, respectively.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The change in the retirement medical obligation is as follows (in millions):

	2001	2000

Change in benefit obligation:
Benefit obligation at beginning of year	$36.6	$27.3
Service cost	0.3	0.4
Interest cost	2.7	2.8
Plan participants’ contributions	0.5	0.1
Curtailments	(0.5)	—
Actuarial loss (gain)	(1.2)	9.4
Benefits paid	(2.8)	(3.4)

Benefit obligation at end of year	35.6	36.6

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Actual return on plan assets	—	—
Employer contribution	2.3	3.3
Plan participants’ contributions	0.5	0.1
Benefits paid	(2.8)	(3.4)

Fair value of plan assets at end of year	—	—

Funded status	(35.6)	(36.6)
Unrecognized net actuarial loss	11.2	13.7
Unrecognized prior service cost	(5.4)	(8.2)

Accrued benefit cost	$(29.8)	$(31.1)

For measurement purposes, a 9.3% annual rate of increase in the per capita cost of health care benefits was assumed for fiscal 2001, decreasing to 5.5% in 2012 and remaining at that level thereafter. The accrued benefit obligation is based on discount rates of 7.5% (2001) and 7.75% (2000). Increasing the health care cost trend rate by 1% would increase the accumulated retirement medical obligation at September 30, 2001 by approximately $3.5 million and would not significantly increase retirement medical expense. The accrued benefit cost as of September 30, 2001 includes approximately $600,000 related to the discontinued wireless communications business.

Pension Plans

Prior to the spin-off from Rockwell, Conexant employees participated in a Rockwell pension plan which provides for monthly pension payments to eligible U.S. employees upon retirement. Pension benefits for U.S. salaried employees are based on years of credited service and compensation. Pension benefits for U.S. hourly employees are based on years of service and specified benefit amounts. In connection with the Distribution, Rockwell retained the obligation for vested benefits earned by Conexant participants in the Rockwell Pension Plan and all related assets. At the time of the spin-off, Conexant established a pension plan for certain hourly employees, with benefits substantially similar to the Rockwell pension plan, and which credits these employees for service earned with Rockwell. The benefits payable by Conexant under this plan are equal to the difference between the total benefits earned with both companies and the vested benefit obligation retained by Rockwell. Conexant also has certain pension plans covering its non-U.S. employees and retirees.

In connection with a restructuring plan initiated in September 1998, the Company offered a voluntary early retirement program (VERP) to certain salaried employees. Pension benefits under the VERP are paid from a newly established pension plan (the VERP Plan) of Conexant. Benefits payable under the VERP Plan are equal to the excess of the total early retirement pension benefit over the vested benefit obligation retained by Rockwell under the Rockwell pension plan. Fiscal 1999 special charges include an additional charge of approximately $15.6 million for costs associated with the employees who accepted the VERP after September 30, 1998.

Net pension expense was approximately $1.6 million, $1.8 million and $16.4 million for fiscal 2001, 2000 and 1999, respectively. Net pension expense consists of service costs for benefits earned during the year and, in fiscal 1999, the cost of benefits under the VERP. As of September 30, 2001 and 2000, the aggregate projected benefit obligation included in the consolidated balance sheet for the VERP and hourly pension plans was approximately $9.2 million and $10.7 million, respectively. The pension obligations are based on a discount rate of 7.5% (2001) and 7.75% (2000).

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. Income (Loss) Per Share

Basic income (loss) per share is based on the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share also includes the effect of stock options and other common stock equivalents outstanding during the period, and assumes the conversion of the Company’s convertible subordinated notes for the period of time such notes were outstanding, if such stock options and convertible notes are dilutive.

For periods prior to the December 31, 1998 spin-off from Rockwell, income (loss) per share represents a pro forma income (loss) per share, calculated as if the spin-off had occurred on October 1, 1998. The number of pro forma weighted average outstanding shares and common share equivalents used in the pro forma income (loss) per share calculation set forth below was based upon the weighted average number of Rockwell shares and share equivalents outstanding for the applicable periods, adjusted for the distribution ratio in the Distribution of one share of the Company’s common stock for every two shares of Rockwell common stock. For the year ended September 30, 1999, the pro forma weighted average common shares was determined based upon the weighted average of the Rockwell method for the first fiscal quarter, as previously described, and the actual Conexant share activity for the second through fourth quarters.

The following table sets forth the computation of basic and diluted income (loss) per share from continuing operations (in thousands, except per share amounts):

	2001	2000	1999

Income (loss):
Income (loss) from continuing operations available to common shareholders—basic and diluted	$(1,177,554)	$(133,159)	$13,010

Shares:
Weighted average shares outstanding—basic	244,711	211,840	192,551
Effect of dilutive securities:
Stock options	—	—	10,830
Restricted stock	—	—	103

Weighted average shares outstanding—diluted	244,711	211,840	203,484

Income (loss) from continuing operations per share:
Basic	$(4.81)	$(0.63)	$0.07

Diluted	$(4.81)	$(0.63)	$0.06

For periods subsequent to the spin-off from Rockwell, the potential dilutive effect of Conexant’s common stock equivalents shown below was not included in the computation of diluted earnings per share, as these securities were antidilutive (weighted-average numbers of shares, in thousands):

	2001	2000	1999

Stock options (under the treasury stock method)	9,340	17,164	—
4-¼% Convertible Subordinated Notes due 2006	5,636	15,153	5,953
4% Convertible Subordinated Notes due 2007	5,747	3,929	—
Restricted stock and other	1,955	813	—

14. Special Charges

Special charges consist of the following (in thousands):

	2001	2000	1999

Asset impairments	$342,791	$—	$20,000
Restructuring	20,116	—	16,474
Litigation	—	35,000	—
Separation costs	15,693	—	—
Other	11,016	—	—

	$389,616	$35,000	$36,474

Asset Impairments

During fiscal 2001, the Company recorded impairment charges totaling $342.8 million associated with manufacturing assets in its Broadband Communications segment. During the third quarter of fiscal 2001, the Company determined it would realign its manufacturing and procurement strategies, accelerating its transition from volume digital CMOS manufacturing to a fabless CMOS business model.

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Management believed the decision to realign the Company’s manufacturing and procurement strategies and the resulting elimination of future investment in process technology and capacity during the transition period, together with the then-current and projected business conditions, indicated that the carrying value of the silicon wafer manufacturing facility and related wafer fabrication machinery and equipment at its Newport Beach, California facility (the wafer fabrication assets) may have been impaired and that an impairment analysis should be performed. In performing the analysis for recoverability, management estimated the future cash flows expected to result from the manufacturing activities at the Newport Beach facility over a six-year period. This period reflected the Company’s expectation (as of the date it made the impairment analysis) of the period over which the wafer fabrication assets would generate cash flow during the Company’s transition to a fabless business. The estimated cash flows were based on declining volumes and average wafer prices for the products the Company expected to manufacture at the Newport Beach facility during the transition period. The declines in volume and average wafer prices were consistent with historical trends and management’s decision to focus on existing specialty-process products based on the current process technology. Since the estimated undiscounted cash flows were less than the carrying value (approximately $410 million based on historical cost) of the wafer fabrication assets, it was concluded that an impairment loss should be recognized. The Company recorded an impairment charge of $325.8 million, which was determined by comparing the estimated fair value of the wafer fabrication assets to their carrying value. The fair value of the assets was determined by computing the present value of the estimated future cash flows using a discount rate of 30%, which management believed was commensurate with the underlying risks associated with the projected cash flows. Management believes the assumptions used in the discounted cash flow model represented a reasonable estimate of the fair value of the assets. The write-down established a new cost basis for the impaired assets, which would be depreciated based upon new estimated useful lives ranging from one to six years.

Additionally, the Company recorded an impairment charge of $17.0 million in fiscal 2001 to write down the carrying value of an advance deposit to a third-party foundry. Under the terms of the advance deposit, the third-party foundry would repay the deposit as wafers were purchased from the foundry during a specified time period. As a result of the then-current and projected business conditions, management estimated that purchases during the remaining term of the arrangement with this foundry would be insufficient to fully recover the advance deposit.

In fiscal 1999, the Company recorded a $20.0 million impairment charge to further write down its Colorado Springs, Colorado wafer fabrication facilities, which management decided to close and dispose of during fiscal 1998. The Colorado Springs wafer fabrication facilities were distributed to Rockwell prior to the Distribution.

Restructuring Charges

In fiscal 2001, the Company implemented a number of cost reduction initiatives to more closely align its cost structure with the current business environment. The cost reduction initiatives include workforce reductions, temporary shutdowns of the Company’s manufacturing facilities, significant reductions in capital spending, the consolidation of certain facilities and salary reductions for the senior management team until the Company returns to profitability. The costs and expenses associated with the restructuring activities are included in special charges in the accompanying consolidated statements of operations.

2001 Global Restructuring Plan During the second quarter of fiscal 2001, the Company announced certain expense-reduction initiatives and a broad reduction in workforce affecting all areas of the Company and reducing the Company’s headcount by approximately 900 employees. These actions were the result of a comprehensive reassessment of the Company’s operations and business activities in order to focus investment and resources in areas that best support the Company’s strategic growth drivers. As part of the reassessment, the Company determined that it would explore alternatives to dispose of its digital imaging business and would also exit its board-level sub-assembly module business. The Company completed these restructuring actions in fiscal 2002.

In connection with this reduction in workforce, the Company terminated approximately 700 employees. The charges for the workforce reduction aggregated $6.8 million and were based upon estimates of the cost of severance benefits for the affected employees. These actions reduced the Company’s workforce in both the Broadband Communications and Mindspeed Technologies segments, including approximately 530 employees in the Company’s manufacturing operations. In addition, the Company recorded restructuring charges of $5.6 million for costs associated with the consolidation of certain facilities and lease cancellation and related costs.

Activity and liability balances related to these restructuring actions through September 30, 2001 are as follows (in thousands):

	Workforce	Facility
	reductions	and other	Total

Charged to costs and expenses	$6,776	$5,584	$12,360
Cash payments	(4,155)	(223)	(4,378)

Restructuring balance, September 30, 2001	$2,621	$5,361	$7,982

Strategic Manufacturing Restructuring Plan During the third quarter of fiscal 2001, the Company realigned its manufacturing and procurement strategy to accelerate its transition to a fabless CMOS business model. In connection with this manufacturing realignment, the Company initiated a further reduction of its workforce, which was completed in the fourth quarter of fiscal 2001. In connection with the strategic manufacturing restructuring actions, the Company terminated approximately 400 employees and recorded charges aggregating $7.8 million. These charges were based upon estimates of the cost of severance benefits for the affected employees. These actions reduced the Company’s workforce in both the Broadband Communications and Mindspeed Technologies segments, including approximately 220 employees in the Company’s manufacturing operations.

Activity and liability balances related to the strategic manufacturing restructuring actions through September 30, 2001 are as follows (in thousands):

Workforce
reductions

Charged to costs and expenses	$7,756
Cash payments	(5,006)

Restructuring balance, September 30, 2001	$2,750

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company expects to pay a majority of the amounts accrued for the workforce reductions within one year and expects to pay the obligations for the non-cancelable lease and other commitments over their respective contractual terms, which principally expire through fiscal 2005. Cash payments to complete the restructuring actions will be funded from available cash reserves and funds from operations, and are not expected to significantly impact the Company’s liquidity.

In fiscal 1999, the Company recorded restructuring charges of $16.5 million to complete an approximate 10% worldwide workforce reduction and other restructuring actions commenced in 1998. The 1999 charges include $15.6 million of additional costs relating to the VERP and $0.9 million to decommission equipment, activities at foreign subsidiaries and contract cancellations at the Colorado Springs wafer fabrication facilities. These restructuring actions were completed in fiscal 2000.

Litigation

In fiscal 2000, the Company recorded a special charge of $35.0 million, representing the estimated amount of a settlement payment (in excess of amounts previously recorded) to be made in connection with certain litigation based upon claims of patent infringement and other claims relating to the Company’s 56 Kbps modem products. In October 2000, the Company agreed to a settlement of the litigation, under which it subsequently paid $55.0 million in cash.

Separation Costs

In fiscal 2001, the Company incurred costs of approximately $15.7 million related to the previously-announced separation of the Company into two independent companies to operate its Broadband Communications and Mindspeed Technologies business segments.

Other Special Charges

In connection with the Company’s fiscal 2001 restructuring actions and realigned manufacturing and procurement strategies, the Company recorded other special charges aggregating $11.0 million related to the loss on disposal and write-off of certain assets.

15. Related Party Transactions

Prior to the Distribution, Rockwell provided certain services that were allocated based on sales in proportion to total Rockwell sales. Subsequent to the Distribution, Rockwell provided certain services to the Company, including payroll and employee benefits administration, data processing and telecommunications services, and research and development activities under the terms of a transition agreement. Costs for these services and programs are billed to Conexant based on actual usage and are included in the accompanying consolidated statements of operations. Management believes that the methods of billing these costs are reasonable. These costs totaled approximately $1.5 million, $4.5 million and $10 million in fiscal 2001, 2000 and 1999, respectively.

Prior to the Distribution, Rockwell also provided management services to Conexant, including corporate oversight, financial, legal, tax, corporate communications and human resources. The costs of providing these services were allocated to Conexant based on sales in proportion to total Rockwell sales and are included in selling, general and administrative expense. These costs totaled approximately $2 million in fiscal 1999.

During fiscal 1999, the Company transferred its Colorado Springs, Colorado wafer fabrication facilities (and the related tax benefit) with a book value of approximately $59 million to Rockwell, as well as certain other tax benefits of approximately $25 million related to litigation. In addition, Rockwell transferred $64 million of restricted cash to Conexant to be used to satisfy a $65 million liability which Conexant recorded in fiscal 1998, related to the same litigation. During fiscal 1999, Conexant used the restricted cash balance of $64 million to settle the liability.

16. Segment and Other Information

The Company operates and tracks its results in two segments—Broadband Communications and Mindspeed Technologies. The Broadband Communications segment designs, develops and sells semiconductor system solutions that connect personal access products such as set-top boxes, residential gateways, personal computers (PCs) and game consoles to voice, video and data processing services over broadband connections including asynchronous digital subscriber line (ADSL), cable and direct broadcast satellite. The Broadband Communications segment also includes the Company’s foundation analog dial-up access portfolio, including PC data and fax modems, and its broadcast video encoder and decoder product family. Additionally, the Broadband Communications segment includes the Company’s digital cordless telephone chipset products (which the Company retained in the Spin-off Transaction) and its global positioning system receiver product line (which was divested subsequent to the third quarter of fiscal 2001), each of which were formerly part of the Company’s wireless communications business. Prior to the Spin-off Transaction, the Company’s current Broadband Communications segment, together with the wireless communications business and the Mexicali operations, made up the Company’s former Personal Networking

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

segment. Mindspeed Technologies designs, develops and sells semiconductor networking solutions that facilitate the aggregation, processing, transmission and switching of data, video and voice primarily from the edge of the Internet to linked metropolitan area networks.

The accounting policies of the segments are the same as those described in Note 2. The Company evaluates segment performance based on segment operating income (loss) excluding amortization of intangible assets, special charges, IPRD and stock compensation costs. Special charges excluded from segment operating income (loss) consist of asset impairments, restructuring charges, the settlement of certain litigation, separation costs incurred in connection with the proposed separation of the Broadband Communications and Mindspeed Technologies businesses and losses on the disposal of certain assets.

The tables below present information about reportable segments (in thousands):

	Revenues			Operating Income (Loss)

	2001	2000	1999	2001	2000	1999

Broadband Communications	$541,688	$1,211,410	$990,486	$(296,328)	$184,008	$37,583
Mindspeed Technologies	305,368	579,206	277,613	(221,527)	127,326	19,851

Segment totals	$847,056	$1,790,616	$1,268,099	(517,855)	311,334	57,434

Amortization of intangible assets				324,805	154,679	8,364
Special charges				389,616	35,000	36,474
IPRD				—	191,348	—
Stock compensation				9,393	6,759	—

Operating income (loss)				$(1,241,669)	$(76,452)	$12,596

	Depreciation			Capital Expenditures

	2001	2000	1999	2001	2000	1999

Broadband Communications	$97,160	$124,204	$155,719	$69,562	$198,595	$109,666
Mindspeed Technologies	19,534	6,820	6,325	37,734	16,099	9,759

	$116,694	$131,024	$162,044	$107,296	$214,694	$119,425

Segment operating loss for fiscal 2001 includes inventory write-downs of $105.4 million and $83.4 million for the Broadband Communications and Mindspeed Technologies segments, respectively.

Segment total assets at fiscal year-ends are as follows (in thousands):

	2001	2000

Broadband Communications	$1,097,122	$2,176,881
Mindspeed Technologies	1,404,155	1,739,361

Segment total assets	$2,501,277	$3,916,242

Revenues by geographic area are presented based upon the country of destination. No other foreign country represented 10% or more of net revenues for any of the fiscal years presented. Revenues by geographic area are as follows (in thousands):

	2001	2000	1999

United States	$288,212	$601,714	$410,370
Other Americas	21,711	41,464	54,655

Total Americas	309,923	643,178	465,025
Taiwan	156,736	407,447	309,075
Hong Kong	107,940	196,283	100,547
Other Asia-Pacific	92,268	180,302	109,555

Total Asia-Pacific	356,944	784,032	519,177
Japan	71,277	188,560	163,681
Europe, Middle East and Africa	108,912	174,846	120,216

	$847,056	$1,790,616	$1,268,099

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Long-lived assets consist of property, plant and equipment, goodwill and intangible assets, and other assets. Long-lived assets by geographic area at fiscal year-ends are as follows (in thousands):

	2001	2000

United States	$1,455,997	$2,005,240
Europe, Middle East and Africa	188,670	178,160
Other	29,177	24,378

	$1,673,844	$2,207,778

17. Subsequent Events

Newport Foundry Joint Venture

In March 2002, the Company and The Carlyle Group formed a new specialty foundry company named Jazz Semiconductor, Inc. (Jazz). In the transaction, Conexant contributed its Newport Beach, California wafer fabrication operations and certain intellectual property to Jazz. In connection with this transaction, the Company received $19.3 million in cash and a 45% equity interest in Jazz, having an estimated fair value of $42.5 million. In addition to contributing its Newport Beach wafer fabrication operations (with a carrying value of approximately $43.2 million) and certain related assets and liabilities (with carrying values of $7.4 million and $7.8 million, respectively), the Company also issued to Jazz a warrant to purchase 2.9 million shares of Conexant common stock at a price of $13.05 per share (the fair market value on the date of grant of the warrant) through January 2005. The warrant had a fair value of $14.2 million, determined by management using the Black-Scholes option pricing model (assuming volatility of 68.5%, a risk-free interest rate of 4.1%, and no dividend yield) and discounted 20% for the lack of marketability. In connection with the Spin-off Transaction and the Merger, the exercise price of the warrant was adjusted to $4.62 per share.

This transaction resulted in a $2.6 million gain, which represented the difference between the Company’s carrying value and the fair value of the net assets deemed to have been sold by the Company to Jazz. The Company accounts for its investment in Jazz under the equity method of accounting.

The Company expects to purchase a substantial portion of its requirements for silicon-based semiconductor products from Jazz. During the first two years of the long-term supply arrangement with Jazz, the Company’s cost of wafers will be an amount which approximates its historical cost. Thereafter, the cost of wafers will be based on market prices. Additionally, the Company is obligated to purchase certain minimum annual volumes of wafers during the first three years of the arrangement. In the event the Company’s actual wafer purchases are less than the required minimum volumes, it will be required to make additional payments to Jazz. The Company’s expected future minimum purchase obligations under the long-term supply agreement with Jazz, net of a portion of the wafer purchase obligations assumed by a third party, will be approximately $71 million, $43 million and $14 million in fiscal 2003, fiscal 2004 and fiscal 2005, respectively.

Expense Reduction and Restructuring Initiatives

During the first nine months of fiscal 2002, the Company reduced its workforce in the Broadband Communications and Mindspeed Technologies segments. The Company recorded restructuring charges of $9.1 million for such

CONEXANT SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

actions during the first nine months of fiscal 2002, based upon estimates of the severance benefits for the affected employees, and $13.6 million related to the consolidation of its excess facilities and other contractual obligations that will not be utilized in the future.

In June and July 2002, the Company announced a number of expense reduction and restructuring initiatives, principally in the Mindspeed Technologies segment. The restructuring initiatives include the elimination of research and development spending in high-end optical networking applications, the planned divestiture of NetPlane and a reduction of support services spending. The Company expects to complete these actions by the end of calendar year 2002.

Asset Impairments

The Company’s restructuring initiatives in the Mindspeed Technologies segment are intended to focus its research and development spending on products for the Internet infrastructure market segments it believes offer the most attractive near-term growth prospects, such as its products for metro/access applications. The Company believes that end markets for optical long-haul networks offer weaker recovery prospects, with slow adoption of new, higher speed networks. The Company determined that this weak demand would adversely affect potential return on continued investment in its Novanet business, which was engaged in the development of semiconductor products for high-speed synchronous optical networking (SONET) applications. In June 2002, the Company closed the Novanet design center in Israel, which represented substantially all of Novanet’s operations. The Company also expected this weak demand would adversely affect the operating performance of its NetPlane business and determined to divest the NetPlane business. NetPlane develops and sells networking protocol software and systems for control plane applications in networking equipment. The Company has held preliminary discussions with potential buyers for NetPlane and anticipates completing the divestiture of NetPlane in the first quarter of fiscal 2003.

As a result of these decisions, in the third quarter of fiscal 2002 the Company recorded impairment charges of $114.1 million to write down the carrying value of certain long-lived assets associated with these operations. Substantially all of the $61.0 million impairment charge for Novanet was recorded to write down the carrying value of goodwill. The amount of the impairment charge was the excess of the carrying value of the goodwill over its fair value, which the Company estimated to be zero because the Company did not expect to realize any significant cash flows from Novanet. The principal components of the $53.1 million impairment charge for NetPlane included the balances of goodwill ($40.8 million) and identified intangible assets ($12.3 million). The amount of the impairment charge was the excess of the carrying value over fair value, which the Company estimated to be zero because the Company did not expect to realize any significant cash flows from the disposition of NetPlane.

During the second quarter of fiscal 2002, the Company recorded an impairment charge of $13.0 million in the Broadband Communications segment to write down the carrying value (approximately $22 million) of the goodwill related to its digital imaging business. In July 2002, the Company completed the planned divestiture of its digital imaging business and merged the business with Zing Network, Inc. to create a new privately held company named Pictos Technologies, Inc. (Pictos). In connection with this transaction, the Company contributed the assets and intellectual property of the digital imaging business to Pictos in exchange for shares of Pictos stock. The Company will account for its investment in Pictos under the cost method, as it has less than 20% of the voting rights and does not exercise significant influence over the management or operation of Pictos.

Acquisition of Video Compression Business

In June 2002, the Company acquired the video compression business of iCompression, Inc. (iCompression), a wholly-owned subsidiary of GlobespanVirata, Inc. The acquisition will enable the Company to accelerate the development of video products for the encoder markets including personal computers and cable set-top boxes. Consideration for the acquisition consisted of 1.25 million shares of the Company’s common stock and promissory notes for $21 million, a portion of which are initially held in escrow for the settlement of any contingent indemnity claims through the expiration of a one-year escrow period. The Company may be required to pay additional consideration of up to $20 million pursuant to an earn-out provision if certain revenue milestones are achieved. In addition, the Company guaranteed the value of the shares it issued to iCompression and may be required to make additional cash payments to iCompression for the difference between $12.00 and the market value per share of the shares of common stock delivered to iCompression (including the market value of Skyworks common stock received in respect thereof). The Company paid the amounts owed under the promissory notes in July 2002.

INDEPENDENT AUDITORS’ REPORT

To The Board of Directors and Shareholders of
Conexant Systems, Inc.

We have audited the accompanying consolidated balance sheets of Conexant Systems, Inc. and subsidiaries (the “Company”) as of September 30, 2001 and 2000, and the related consolidated statements of operations, cash flows and shareholders’ equity for each of the three years in the period ended September 30, 2001. Our audits also included the financial statement schedule of valuation and qualifying accounts (Schedule II) included in this report. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, on June 25, 2002 the Company completed the spin-off of its wireless communications business and the sale of its Mexicali operations. The consolidated financial statements referred to above have been restated to report the wireless communications business and the Mexicali operations as discontinued operations for all periods presented.

DELOITTE & TOUCHE LLP

Costa Mesa, California
September 13, 2002

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

		Additions
	Balance at	Charged			Balance at
	Beginning	to Costs and			End of
Description	of Year	Expenses		Deductions(1)	Year

Year ended September 30, 2001:
Allowance for doubtful accounts	$3,157	$23,081		$(11,238)	$15,000
Reserve for sales returns and allowances	4,020	28,394		(28,877)	3,537
Allowance for excess and obsolete inventories	41,106	17,070	(2)	(13,826)	44,350
Year ended September 30, 2000:
Allowance for doubtful accounts	$9,252	$(1,472	)(3)	$(4,623)	$3,157
Reserve for sales returns and allowances	7,102	9,160		(12,242)	4,020
Allowance for excess and obsolete inventories	58,615	4,639		(22,148)	41,106
Year ended September 30, 1999:
Allowance for doubtful accounts	$8,539	$3,775		$(3,062)	$9,252
Reserve for sales returns and allowances	3,468	3,634	(4)	—	7,102
Allowance for excess and obsolete inventories	102,271	7,537		(51,193)	58,615

(1)	Deductions in the allowance for doubtful accounts reflect amounts written off.

(2)	Additions charged to costs and expenses in the allowance for excess and obsolete inventories in fiscal 2001 exclude inventory write-downs of $188.8 million relating to inventory that the Company expected to be unable to sell. During fiscal 2001, the Company sold $6.8 million of inventories previously written down to a zero cost basis and scrapped $26.4 million of previously written-down inventories. As of September 30, 2001, the Company continued to hold inventories with an original cost of approximately $155.6 million which were previously written down to a zero cost basis.

(3)	Additions charged to costs and expenses in the allowance for doubtful accounts reflect a credit balance recorded in fiscal 2000, resulting from reductions in the allowance account associated with overall collections experience more favorable than previously estimated.

(4)	Additions charged to costs and expenses in the reserve for sales returns and allowances in fiscal 1999 are presented net of deductions.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

Exhibits	Description

23	Independent Auditors’ Consent
99.1	Written Statement of Chief Executive Officer and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CONEXANT SYSTEMS, INC. (Registrant)

Date: November 22, 2002	By:	/s/ DWIGHT W. DECKER

Dwight W. Decker Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibits	Description

23	Independent Auditors’ Consent
99.1	Written Statement of Chief Executive Officer and Chief Financial Officer